Execution Version

EXHIBIT 10.1

ACTIVE 232007246
EQUITY PURCHASE AGREEMENT
dated as of June 16, 2018
by and among
Blackwater Investments, Inc. and
American Midstream, LLC
as Sellers
and
IIF Blackwater Holdings, LLC,
as Buyer

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND DEFINITIONAL PROVISIONS	1

Section 1.1	Defined Terms 1

Section 1.2	Other Defined Terms 13

Section 1.3	Other Definitional Provisions 13

Section 1.4	Captions 14

ARTICLE II THE ACQUISITION	14

Section 2.1	Purchase and Sale of the Seller Interests 14

Section 2.2	Purchase Price 14

Section 2.3	Payment of the Purchase Price and Other Amounts 15

Section 2.4	Purchase Price Adjustments 15

Section 2.5	Time and Place of the Closing 16

Section 2.6	Closing Deliverables 17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER	18

Section 3.1	Organization 18

Section 3.2	Authorization; Enforceability 18

Section 3.3	No Conflicts; Consents and Approvals 18

Section 3.4	Litigation 19

Section 3.5	Ownership of the Seller Interests 19

Section 3.6	Brokers 19

i

Section 3.7	AML; Sanctions 19

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES AND THEIR SUBSIDIARIES	20

Section 4.1	Organization 20

Section 4.2	No Conflicts; Consents and Approvals 20

Section 4.3	Equity Interests 20

Section 4.4	No Subsidiaries 21

Section 4.5	Title, Condition and Sufficiency of Personal Property 21

Section 4.6	Real Property 21

Section 4.7	Litigation 22

Section 4.8	Absence of Certain Changes 22

Section 4.9	Compliance with Law 22

Section 4.10	Permits 22

Section 4.11	Material Agreements 23

Section 4.12	Employee Matters 24

Section 4.13	Financial Statements 25

Section 4.14	Environmental Matters 26

Section 4.15	Taxes 27

Section 4.16	Intellectual Property 29

Section 4.17	No Undisclosed Liabilities 29

Section 4.18	Insurance Policies 29

Section 4.19	Bank Accounts 29

Section 4.20	Brokers 29

Section 4.21	Transactions with Affiliates 29

Section 4.22	Books and Records 30

Section 4.23	Accounts Receivable 30

Section 4.24	Anti-Corruption 30

Section 4.25	Representations of the Seller Refer to the Acquired Business 31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER	31

Section 5.1	Organization; Power 31

Section 5.2	Authorization; Enforceability 31

Section 5.3	No Conflicts; Consents and Approvals 32

Section 5.4	Litigation 32

Section 5.5	Financial Ability 32

Section 5.6	Accredited Investor 32

Section 5.7	Acquisition of Interests for Investment 32

Section 5.8	Brokers 32

Section 5.9	Solvency 33

Section 5.10	Equity Commitment Letter 33

ARTICLE VI COVENANTS	33

Section 6.1	Records and Access 33

Section 6.2	Conduct of Business 34

Section 6.3	Public Announcement 36

Section 6.4	Efforts 37

Section 6.5	Amendment of Sellers’ Disclosure Schedules 39

Section 6.6	Tax Matters 40

Section 6.7	Further Assurances 42

Section 6.8	Retention of Books and Records 42

Section 6.9	Contact with Customers and Suppliers 43

Section 6.10	Withholding Taxes 43

Section 6.11	Prior Knowledge 43

Section 6.12	Employee Matters 43

Section 6.13	Use of Name 45

Section 6.14	R&W Insurance Policy 45

Section 6.15	Guarantee and Lien Releases 46

Section 6.16	Casualty Loss 46

Section 6.17	AML; Sanctions 48

Section 6.18	Real Property; Title Insurance 48

Section 6.19	Agreements Related to Capital Projects 48

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE	48

Section 7.1	Conditions to Obligation of Each Party to Close 48

Section 7.2	Conditions to the Buyer’s Obligation to Close 49

Section 7.3	Conditions to the Seller’s Obligation to Close 50

Section 7.4	Frustration of Closing Conditions 50

ARTICLE VIII TERMINATION	50

Section 8.1	Termination 50

Section 8.2	Procedure for Termination 51

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS	53

Section 9.1	Survival of Representations and Warranties 53

Section 9.2	Survival of Covenants 53

Section 9.3	Buyer’s Investigation; Disclaimer of Representations and Warranties 53

ARTICLE X INDEMNIFICATION	54

Section 10.1	Indemnification 54

Section 10.2	Limitations 55

Section 10.3	Indemnification Procedures 58

Section 10.4	Tax Treatment of Indemnification Payments 60

Section 10.5	Exclusive Remedies 60

Section 10.6	Waiver of Non-Reimbursable Losses 60

Section 10.7	Determination of Amount of Losses; Materiality; Mitigation 61

ARTICLE XI GENERAL PROVISIONS	61

Section 11.1	Amendment and Modification 61

Section 11.2	Entire Agreement; Assignment 61

Section 11.3	Severability 61

Section 11.4	Expenses 62

Section 11.5	Waiver 62

v

Section 11.6	Counterparts 62

Section 11.7	Governing Law 62

Section 11.8	Exclusive Jurisdiction 62

Section 11.9	Waiver of Jury Trial 63

Section 11.10	Notices and Addresses 63

Section 11.11	No Partnership; Third-Party Beneficiaries 64

Section 11.12	Negotiated Transaction 65

Section 11.13	Time of the Essence 65

Section 11.14	Specific Performance 65
EXHIBITS
Exhibit A         Form of Equity Commitment Letter
Exhibit B         Worksheet
Exhibit C        Form of Equity Transfer Documents
Exhibit D        Form of Non-Imputation Affidavit

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of June 16, 2018, by and among Blackwater Investments, Inc., a Delaware corporation (“Blackwater Investments”), American Midstream, LLC, a Delaware limited liability company (“AMID” and, together with Blackwater Investments, each a “Seller” and collectively the “Sellers”), and IIF Blackwater Holdings, LLC, a Delaware limited liability company (the “Buyer”). Each Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Blackwater Investments owns all of the issued and outstanding stock (the “Blackwater Stock”) of Blackwater Midstream Corp., a Nevada corporation (“Blackwater Midstream”), which owns 100% of the membership interests of each of Blackwater Georgia, L.L.C., a Georgia limited liability company (“Blackwater Georgia”), Blackwater Harvey, LLC, a Delaware limited liability company (“Blackwater Harvey”), and Blackwater New Orleans, L.L.C., a Louisiana limited liability company (“Blackwater Westwego”);
WHEREAS, AMID owns 100% of the membership interests (the “AMID Equity” and, together with the Blackwater Stock, the “Seller Interests”) of American Midstream Terminaling, LLC, a Delaware limited liability company (“AMID Terminaling” and, together with Blackwater Midstream, Blackwater Georgia, Blackwater Harvey and Blackwater Westwego, each a “Company” and together the “Companies”);
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Sellers desire to sell, and the Buyer desires to purchase, the Seller Interests (such purchase is referred to herein as the “Acquisition”); and
WHEREAS, IIF US Holding 2 LP, a Delaware limited partnership (“Sponsor”), is executing and delivering concurrently with the execution of this Agreement an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), the form of which is attached hereto as Exhibit A;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
Article I
DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.
“Acquired Business” means, with respect to a Seller, the business of the Companies owned by such Seller.
“Acquisition” has the meaning the Recitals to this Agreement specify.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of the Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Companies and their Subsidiaries will be Affiliates of the Sellers only before the Closing, and will be Affiliates of the Buyer only after the Closing. For the avoidance of doubt, in respect of the Buyer, “Affiliate” shall not include J.P. Morgan Investment Management Inc. or any of its Affiliates, other than IIF US Holding 2 LP and its Subsidiaries.
“Agreement” has the meaning the preamble to this Agreement specifies.
“AMID” has the meaning the preamble to this Agreement specifies.
“AMID Equity” has the meaning the recitals to this Agreement specify.
“AMID Terminaling” has the meaning the recitals to this Agreement specify.
“AML” has the meaning set forth in Section 3.7.
“Auditors” has the meaning Section 2.4(b) specifies.
“Balance Sheet” has the meaning Section 4.13 specifies.
“Balance Sheet Date” has the meaning Section 4.13 specifies.
“Base Purchase Price” has the meaning Section 2.2(a)(i) specifies.
“Blackwater Georgia” has the meaning the recitals to this Agreement specify.
“Blackwater Harvey” has the meaning the recitals to this Agreement specify.
“Blackwater Investments” has the meaning the preamble to this Agreement specifies.
“Blackwater Maryland” means Blackwater Maryland, L.L.C., a Maryland limited liability company.
“Blackwater Midstream” has the meaning the recitals to this Agreement specify.
“Blackwater Stock” has the meaning the recitals to this Agreement specify.
“Blackwater Westwego” has the meaning the recitals to this Agreement specify.
“Buyer” has the meaning the preamble to this Agreement specifies.
“Buyer 401(k) Plan” has the meaning Section 6.12(c) specifies.

“Buyer Benefit Plans” has the meaning Section 6.12(b) specifies.
“Buyer’s Disclosure Schedules” means the disclosure schedules prepared by the Buyer and attached to this Agreement.
“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.8.
“Buyer Indemnified Parties” means the Buyer and its Affiliates, and their respective successors, assigns, members, equity holders, officers, directors, managers, employees, agents and representatives.
“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
“Capital Projects” means each of the projects set forth on Schedule 1.1-CP.
“Capital Projects Agreements” has the meaning Section 6.19 specifies.
“Capital Projects Expense” means an amount equal to (a) $1,542,993, minus (b) any amounts paid by or on behalf of any of the Sellers, the Companies or their respective Affiliates from the date hereof through the Closing Date in respect of the Capital Projects.
“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.
“Casualty Loss” has the meaning Section 6.16 specifies.
“Cause” means any of the following: (i) embezzlement, misappropriation, or other material acts of dishonesty; (ii) conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) material failure to adhere to the relevant employer’s corporate codes, policies or procedures or a failure to substantially perform the employee’s duties; or (iv) violation of any statutory, contractual or common law duty or obligation to the relevant employer, including the duty of loyalty.
“Closing” has the meaning Section 2.5 specifies.
“Closing Cash” means, as of 12:01 a.m. Central Time on the Closing Date, the Companies’ and their Subsidiaries’ consolidated cash balances (net of any overdrafts and restricted cash balances), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies that were used in the preparation of the Balance Sheet, whether or not in accordance with GAAP.
“Closing Date” has the meaning Section 2.5 specifies.
“Closing Indebtedness” means all Indebtedness of the Companies and their Subsidiaries as of 12:01 a.m. Central Time on the Closing Date, excluding any Indebtedness to be paid off, and any Liens to be released, at the Closing.
“Closing Statement” has the meaning Section 2.4(b) specifies.
“Closing Working Capital” has the meaning Section 2.4(b) specifies.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all regulations and notices thereunder and any similar state Law or regulation.
“Code” means the United States Internal Revenue Code of 1986.
“Companies” has the meaning the recitals to this Agreement specify.
“Confidentiality Agreement” has the meaning Section 6.1(c) specifies.
“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.
“Continuing Employees” has the meaning Section 6.12(a) specifies.
“Data Room” means the online data room hosted by Donnelley Financial Solutions Venue, containing certain documents relating to the Acquisition as of 11:59 p.m. New York time on the date that is two Business Days prior to the date of this Agreement, in each case, with respect to which the Buyer and certain of its Representatives have been provided access.
“Deductible” has the meaning set forth in Section 10.2(a)(ii).
“Direct Claims” has the meaning Section 10.3(c)
“Employee Plan” means any employee benefit or compensation arrangement, plan, policy or program established, maintained or sponsored by any Seller, a Company or any of their Subsidiaries, or to which any Seller, a Company or any of their Subsidiaries contribute, on behalf of any of the Seller Dedicated Employees or the nonemployee directors of a Company, including any employee benefit plan described in Section 3(3) of ERISA and any other employment, consulting or collective bargaining agreement, pension, profit-sharing, bonus, incentive compensation, deferred compensation, severance, retention, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control bonus or fringe benefit.
“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.
“Environment” has the meaning Section 4.14(e)(i) specifies.
“Environmental Cap” has the meaning Section 10.2(b)(iv) specifies.
“Environmental Claims” has the meaning Section 4.14(c) specifies.
“Environmental Law” has the meaning Section 4.14(e)(ii) specifies.
“Environmental Permits” has the meaning Section 4.14(e)(iii) specifies.
“Environmental Threshold” has the meaning Section 10.2(b)(iii) specifies.
“Equity Commitment Letter” has the meaning the Recitals to this Agreement specify.
“Equity Transfer Documents” means (a) that certain stock power, duly endorsed in blank, and the corresponding stock certificate representing the Blackwater Stock, together evidencing the conveyance of the Blackwater Stock from Blackwater Investments to the Buyer and (b) that certain assignment and assumption agreement evidencing the conveyance of the AMID Equity by AMID Terminaling to the Buyer, in each case, substantially in the forms attached hereto as Exhibit C.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Capital Projects Expense” has the meaning Section 2.2(b) specifies.
“Estimated Closing Cash” has the meaning Section 2.2(b) specifies.
“Estimated Closing Indebtedness” has the meaning Section 2.2(b) specifies.
“Estimated Closing Price Certificate” has the meaning Section 2.2(b) specifies.
“Estimated Closing Working Capital” has the meaning Section 2.2(b) specifies.
“Estimated Purchase Price” has the meaning Section 2.2(b) specifies.
“Final Purchase Price” has the meaning Section 2.4(b) specifies.
“Financial Statements” has the meaning Section 4.13 specifies.

“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.
“Government Official” has the meaning Section 4.24(b) specifies.
“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, province, prefect, parish, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
“Hazardous Substance” has the meaning Section 4.14(e)(iv) specifies.
“Historical Financial Statements” has the meaning Section 4.13 specifies.
“HSR Act” has the meaning Section 6.4(b)(i) specifies.
“Indebtedness” of any Person means, without duplication, (i) any liability of that Person (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the Ordinary Course of Business, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person; or (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty. Notwithstanding the foregoing, the calculation of Indebtedness shall not include any of the principal amount as of the Closing Date of any undrawn letters of credit, nor obligations of a Company or its Subsidiaries under or with respect to any outstanding checks to the extent same are netted from the calculation of the Closing Cash or Closing Working Capital.
“Indemnified Party” means any Person claiming indemnification under any provision of Article X.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.
“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.
“Interim Financial Statements” has the meaning Section 4.13 specifies.
“Law” or “Laws” means (i) any law, statute, treaty, code, ordinance, order, rule, regulation, judgment, injunction, or other legally-binding requirement of any Governmental Authority in effect at such time or (ii) any legally-binding obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.
“LDEQ” means the Louisiana Department of Environmental Quality.
“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal or other charge, restriction or encumbrance thereupon or in respect thereof.
“Loss” or “Losses” means any and all losses, costs, interest, charges, obligations, liabilities, Proceedings, settlement payments, awards, judgments, fines, penalties, damages, assessments, deficiencies of whatever kind, or associated expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that any claim for Losses pursuant to the indemnities in Article X shall be reduced by any payment (including payments on account of insurance of the Companies) actually received from a third party or otherwise actually recovered from third parties. For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Losses.
“Material Agreement” has the meaning Section 4.11(a) specifies.
“Material Service Agreements” has the meaning Section 4.11(a)(i) specifies.
“Non-Acquired Business Liabilities” means liabilities or obligations of the Companies related to Blackwater Maryland.
“Non-Reimbursable Losses” has the meaning Section 10.6 specifies.

“OFAC” has the meaning Section 3.7(b) specifies.
“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person, consistent with past practices in all material respects.
“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state or other jurisdiction whose Laws govern that Entity’s internal affairs.
“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.
“Outside Date” has the meaning Section 8.1(b)(i) specifies.
“Party” and “Parties” have the meanings the preamble to this Agreement specifies.
“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration with, any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due or Taxes being contested in good faith by appropriate Proceedings for which adequate reserves have been established and which are set forth in the Balance Sheet of the applicable Company, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen and other similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established or for which a bond has been posted and which are set forth on the Balance Sheet of the applicable Company, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vi) other Liens expressly disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto, (vii) with respect to Real Property, (A) restrictions imposed by applicable Law relating to zoning and land use and (B) matters that are shown on a survey of Real Property provided by the Sellers to the Buyer or a title commitment for the Real Property, (viii) Liens in effect as of the Closing Date that will be released upon payment of the Purchase Price, (ix) other easements, rights of way, restrictions, covenants or other encumbrances or imperfections of title or Liens that would not materially interfere with the operation of the Acquired Business as it is currently conducted, and (x) Liens disclosed on Schedule 1.1-PL.
“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.
“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on or with respect to any of the Companies and their Subsidiaries for any and all Pre-Closing Periods and (ii) any and all Taxes of or imposed on or with respect to the Companies and their Subsidiaries for any and all portions of Straddle Periods ending on and including the Closing Date (determined in accordance with Section 6.6(a) hereof).
“Proceeding” means any action, case, proceeding, claim, grievance, suit, arbitration, investigation or other proceeding commenced, conducted by or pending before any Governmental Authority or any arbitrator, whether at law or in equity.
“Prohibited Payment” has the meaning Section 4.24(b) specifies.
“Purchase Price” has the meaning Section 2.2(a) specifies.
“R&W Conditional Binder” has the meaning Section 6.14(b) specifies.
“R&W Deductible” means an amount equal to 0.5% of the Base Purchase Price.
“R&W Insurance Policy” has the meaning Section 6.14(a) specifies.
“R&W Insurance Quote” means that certain Non-Binding Term Sheet for Project Mardi Gras, dated June 12, 2018, by and between Euclid Transactional, LLC and IIF Acquisitions LLC, for a representations and warranties insurance policy that the Buyer intends to obtain for the benefit of the Buyer in connection with this Agreement.
“R&W Insurer” has the meaning Section 6.14(a) specifies.
“R&W Sellers’ Cap” means an amount equal to 0.5% of the Base Purchase Price.
“Real Property” has the meaning Section 4.6(a) specifies.
“Release” has the meaning Section 4.14(e)(iv) specifies.
“Remedial Action” has the meaning Section 4.14(e)(v) specifies.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.
“Restricted Marks” has the meaning Section 6.13 specifies.
“Sanctions” has the meaning Section 3.7(b) specifies.
“Schedules” means the Sellers’ Disclosure Schedules and the Buyer’s Disclosure Schedules.
“Section 338 Forms” has the meaning Section 6.6(g) specifies.
“Section 338(h)(10) Elections” has the meaning Section 6.6(g) specifies.
“Seller” and “Sellers” have the meaning the preamble to this Agreement specifies.
“Seller Dedicated Employees” means the employees listed on Schedule 4.12(b).
“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2(a), (b) and (c), 4.3, 4.4 and 4.20.
“Seller Indemnified Parties” means each Seller and its Affiliates, and their respective successors, assigns, members, equity holders, officers, directors, managers, employees, agents and representatives.
“Seller Interests” has the meaning the recitals to this Agreement specify.
“Seller Material Adverse Effect” means an event, circumstance, development, change or occurrence that, individually or in the aggregate, (i) is reasonably expected to materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or would be reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Companies, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or occurrence resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, financial, credit, securities, currency or exchange rate market conditions or the price of commodities or raw materials used by the Companies, (B) changes or trends in the industry in which the Companies or any of their customers operate (including the demand for, and availability and pricing of, raw materials, fuel oil, specialty chemicals, caustic soda or other commodities, and the marketing and transportation thereof) or in which the services of such Companies are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, sabotage, military conflict or acts of terrorism, (D) earthquakes, hurricanes, floods, acts of God or other natural disasters or

Casualty Losses, (E) changes (or proposed changes) in applicable Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (F) any failure by a Company to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that give rise or contribute to any such failure unless otherwise excluded hereunder), or (G) any effect arising out of any action expressly required or requested by the Buyer to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement; provided, however, that events, circumstances, developments, changes or occurrences set forth in clauses (A) through (F) above may be taken into account in determining whether there has been or would reasonably be expected to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Companies owned by such Seller, taken as a whole, in relation to others in the industry in which the Companies owned by such Seller operate. In addition to the foregoing, the determination of the dollar value or impact of any events, circumstances, developments, changes or occurrences under the preceding sentence shall be based solely on the actual dollar value of such events, circumstances, developments, changes or occurrences, on a dollar-for-dollar basis, and shall not take into account (x) any multiplier valuations, including any multiple based on earnings or other financial indicia, or (y) any consequential damages or other consequential valuations.
“Sellers’ Cap” has the meaning Section 10.2(a)(iii) specifies.
“Sellers’ Disclosure Schedules” means the disclosure schedules prepared by the Sellers and attached to this Agreement.
“Senior Foreign Political Figure” has the meaning Section 3.7(d) specifies.
“Sponsor” has the meaning the recitals to this Agreement specify.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.
“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
“Target Working Capital” means an amount equal to $1,950,000.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Taxing Authority, together with any interest, penalties, fines or additions to tax with respect thereto.
“Tax Returns” of a Person means the returns, reports, information returns and other forms or documents (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with any Tax.
“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Termination Fee” has the meaning Section 8.2(d) specifies.
“Third Party Claim” has the meaning Section 10.3(a) specifies.
“Third-Party Provisions” has the meaning Section 11.11 specifies.
“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Equity Transfer Documents and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, filing, value added, goods and services, harmonized sales, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other fees arising out of, based on or related to the sale of the Companies to the Buyer.
“WARN Act” has the meaning Section 6.12(d) specifies.
“Working Capital” means, as of any date of determination, the aggregate amount, which may be positive or negative, equal to the Companies’ and their Subsidiaries’ total current assets (excluding deferred Tax assets and cash balances included in the calculation of Closing Cash) on a consolidated basis as of such date minus the Companies’ and their Subsidiaries’ total current liabilities (excluding deferred Tax liabilities, Indebtedness and any accruals for Pre-Closing Taxes) on a consolidated basis as of such date, in each case prepared in accordance with GAAP applied using the same accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Balance Sheet; provided, however, that the calculation of Working Capital as of the Closing Date (i) shall not reflect any accruals or reserves except as are calculated using the same procedures, using the same methodologies, as the applicable line items on the Balance Sheet, and (ii) is not intended to introduce any new or alternative accounting policies or methodologies than those used in preparation of the Balance Sheet. For avoidance of doubt, the Worksheet sets forth the calculation of Working Capital as of December 31, 2017.
“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital.
“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than the Target Working Capital.
“Worksheet” has the meaning Section 2.2(b) specifies.
Section 1.2    Other Defined Terms. Words and terms that are defined in other Sections of this Agreement are used in this Agreement as those other Sections define them.
Section 1.3    Other Definitional Provisions.
(a)    Except as this Agreement otherwise specifies, all references herein to any Law shall be deemed to refer to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.
(b)    All references herein to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(c)    All Exhibits and Schedules attached hereto are hereby incorporated herein by reference and made part of this Agreement as if set forth in full herein.
(d)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless otherwise specified.
(e)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
(f)    As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.
(g)    As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas or New York, New York.
(h)    The phrase “to the knowledge of” any Seller, or any similar phrase means such facts and other information that are actually known to any individual set forth on

Schedule 1.3(h) after reasonable due inquiry; the phrase “to the knowledge of the Buyer” or any similar phrase means such facts and other information that are actually known to any individual set forth on Schedule 1.3(h) after reasonable due inquiry.
(i)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
(j)    Whenever this Agreement refers to a number of days, such number shall be deemed to refer to calendar days unless business days are specified. Whenever any action must be taken hereunder on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.
(k)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Balance Sheet to the extent the Balance Sheet is prepared in accordance with GAAP.
Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.
ARTICLE II
THE ACQUISITION
Section 2.1    Purchase and Sale of the Seller Interests. At the Closing, on the terms and subject to the conditions of this Agreement, each Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of such Seller’s rights, title and interest in and to the Seller Interests free and clear of all Liens other than restrictions on transfer that may be imposed by state or federal securities Laws.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Seller Interests (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) shall equal the sum of:
(i)    $210,000,000 (the “Base Purchase Price”);
(ii)    plus an amount equal to the Working Capital Excess (if any);
(iii)    minus an amount equal to the Working Capital Deficit (if any);
(iv)    plus an amount equal to the Closing Cash (if any);
(v)    minus an amount equal to the Closing Indebtedness (if any);
(vi)    minus an amount equal to the Capital Projects Expense; and

(vii)    solely to the extent that the Buyer fails to obtain a R&W Insurance Policy prior to the Closing pursuant to Section 6.14, plus $555,000.
(b)    At least five business days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a certificate (the “Estimated Closing Price Certificate”) setting forth the Sellers’ good faith estimate of the Purchase Price (the “Estimated Purchase Price”), which shall include a reasonably detailed calculation of the good faith estimated amount, calculated in accordance with the worksheet attached hereto as Exhibit B (the “Worksheet”), of (i) the Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Closing Cash (“Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iv) the Capital Projects Expense (the “Estimated Capital Projects Expense”). An amount equal to Estimated Purchase Price shall be payable at the Closing as described in Section 2.3 below and shall be subject to adjustment as provided in Section 2.4 below. During the period after the delivery of the Estimated Closing Price Certificate and prior to the Closing Date, the Buyer shall have an opportunity to review the Estimated Closing Price Certificate and the Sellers shall reasonably cooperate with the Buyer in good faith to respond to any questions regarding the Estimated Closing Price Certificate raised by the Buyer if the Buyer disputes any item proposed to be set forth on such certificate; provided, however, that if the Sellers and the Buyer are not able to reach a mutual agreement prior to the Closing Date, then the Estimated Closing Price Certificate provided by the Sellers to the Buyer shall be binding for purposes of this Section 2.2(b).
Section 2.3    Payment of the Purchase Price and Other Amounts. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII, the Buyer shall pay to the Sellers the Estimated Purchase Price by wire transfer of immediately available funds to an account or accounts (which account(s) shall be designated by the Sellers at least five business days prior to the Closing Date).
Section 2.4    Purchase Price Adjustments.
(a)    The Parties agree that, so long as any distributions made are reflected in the Closing Working Capital and in any adjustments to the Purchase Price pursuant to Section 2.4(c), the Sellers shall have the right, at or prior to the Closing, to cause each of the Companies and their Subsidiaries to distribute cash, accounts receivable and any other working capital items to the Sellers or their respective Affiliates, by one or more dividends and/or other distributions.
(b)    Within 60 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers a statement (a “Closing Statement”), which shall include (i) a consolidated balance sheet of the Companies as of 12:01 a.m. Central Time on the Closing Date, (ii) a calculation of the total Working Capital of the Companies as of 12:01 a.m. Central Time on the Closing Date (determined pursuant to the Worksheet) from such balance sheet (the “Closing Working Capital”), (iii) a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be, (iv) a calculation of the Closing Cash, (v) a calculation of the Closing Indebtedness, (vi) a calculation of the Capital Projects Expense and (vii) the Buyer’s determination of the final Purchase Price (the “Final Purchase Price”) resulting therefrom. The Sellers shall have a period of 30 calendar days after delivery of the Closing Statement to review (and cause the Sellers’ auditors to review) such documents and make any objections it may have in writing to the Buyer. For purposes of the Sellers’ evaluation of the Closing Statement, the Buyer shall, and shall cause the Companies and their Subsidiaries to, make available or provide reasonable access to the Sellers and their respective Representatives, upon advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Closing Statement; and shall permit reasonable access, upon advance notice and during normal business hours, to the facilities and personnel of the Companies and their Subsidiaries as may be reasonably requested by the Sellers and their respective Representatives to analyze the Closing Statement. If the Sellers deliver written objections to the Buyer within such 30-day period, then the Buyer and the Sellers shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Sellers within such 30-day period, then the Closing Statement, absent manifest error, shall be final and binding on the Parties. If disputes with respect to a Closing Statement cannot be resolved by the Buyer and the Sellers within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Buyer or the Sellers, the specific matters in dispute (but no others) shall be submitted to a nationally recognized independent accounting firm as may be mutually approved by the Sellers and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. The Sellers and the Buyer shall enter into a customary engagement letter with the Auditors. If no such referral is made within 45 days after the delivery of the objections, then such Closing Statement shall be final and binding on the Buyer and the Sellers. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between the Buyer and the Sellers. The Auditors shall promptly deliver to the Buyer and the Sellers a written report setting forth its resolution of the disputes along with its determination of the Final Purchase Price, which determination shall be made in accordance with the Worksheet and the definitions and principles set forth in this Agreement and shall be final and binding on the Buyer and the Sellers. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne by the Parties as designated by the Auditors, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).
(c)    If the Estimated Purchase Price is greater than the Final Purchase Price, then, within two business days following the final determination thereof, the Sellers shall pay to the Buyer the amount of such excess. If the Final Purchase Price is greater than the Estimated Purchase Price, then, within two business days following the final determination thereof, the Buyer shall pay to the Sellers, by wire transfer in immediately available funds to the account or accounts designated by the Sellers, the amount of such excess. Interest shall accrue from the Closing Date on any payments under this clause (c) at a rate per annum equal to the “prime rate” at large U.S. money center banks in effect on the Closing Date (as published by The Wall Street Journal) through the date such payment is received.
Section 2.5    Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sidley Austin LLP, 1000 Louisiana, Suite 6000, Houston, Texas 77002, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in

Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”).
Section 2.6    Closing Deliverables.
(a)    At the Closing, the Buyer will make the payments specified in Section 2.3 and will deliver, or cause to be delivered, to the Sellers, as applicable:
(i)    a counterpart to the assignment and assumption agreement included in the Equity Transfer Documents concerning the conveyance of the AMID Equity, duly executed by the Buyer;
(ii)    the officer’s certificate contemplated by Section 7.3(c);
(iii)    a certificate duly executed by the secretary or any assistant secretary of the Buyer, dated as of the Closing, attaching and certifying on behalf of the Buyer (A) the Organizational Documents of the Buyer and (B) the resolutions of the board of directors (or other appropriate governing body) of the Buyer authorizing the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party and the transactions contemplated thereby; and
(iv)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
(b)    At the Closing, the Sellers will deliver, or cause to be delivered, to the Buyer:
(i)    a counterpart to each Equity Transfer Document, duly executed by the applicable Seller;
(ii)    the officer’s certificates contemplated by Section 7.2(c);
(iii)    a certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, attaching and certifying on behalf of such Seller (A) the Organizational Documents of such Seller and (B) the resolutions of the board of directors or other management authority of such Seller authorizing the execution, delivery and performance by such Seller of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(iv)    a properly completed certificate described in United States Treasury Regulations Section 1.1445-2(b) dated as of the Closing Date stating that such Seller (or such Seller’s regarded parent if such Seller is a disregarded entity) is not a foreign person;
(v)    all Section 338 Forms required to be completed or executed by the Sellers to make the Section 338(h)(10) Elections effective, which in each case shall be properly completed and/or executed by the relevant Seller;

(vi)    evidence of the resignation or removal of each of the officers and members of the board of managers or board of directors of each Company; and
(vii)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Sellers’ Disclosure Schedules, each Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization. Such Seller is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction.
Section 3.2    Authorization; Enforceability.
(a)    Such Seller has the requisite corporate or limited liability company, as applicable, power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by such Seller of the Transaction Documents to which it is a party, the performance by such Seller of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or limited liability, as applicable, action of such Seller and no other corporate or other organizational proceedings on the part of such Seller are necessary to authorize the Transaction Documents to which such Seller is or will be party.
(b)    This Agreement has been, and each of the other Transaction Documents to which such Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, such Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
Section 3.3    No Conflicts; Consents and Approvals. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:

(a)    violate, breach or constitute a default under the Organizational Documents of such Seller;
(b)    materially violate any Law applicable to such Seller; or
(c)    require any material Consent of any Governmental Authority under any Law applicable to such Seller or the Companies owned by such Seller.
Section 3.4    Litigation. There is no Proceeding pending and publicly filed, or, to the knowledge of such Seller, threatened, to which such Seller or any of its Affiliates (excluding any Company) is or may become a party that seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.
Section 3.5    Ownership of the Seller Interests. Such Seller holds of record, owns beneficially, and has good and marketable title to the Seller Interests in the Companies owned by such Seller, free and clear of all Liens other than (i) Liens set forth on Schedule 3.5, (ii) Liens in effect on or prior to the Closing Date that will be released at the Closing and (iii) restrictions on transfer that may be imposed by state and federal securities Laws.
Section 3.6    Brokers. No Person will be entitled to any commission, brokerage fee or “finder’s fee” from the Companies or the Buyer in connection with the transactions contemplated herein based on arrangements made by or on behalf of the Sellers or any of their Affiliates.
Section 3.7    AML; Sanctions.
(a)    Such Seller and any person controlling such Seller is in compliance with all anti-money laundering (“AML”) laws and regulations related to the prevention of money laundering and terrorist financing in the jurisdictions in which such Seller operates.
(b)    Such Seller is not a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(c)    No sale or other transaction contemplated by this Agreement to be completed by such Seller will violate Sanctions.
(d)    Neither such Seller, nor any person controlling such Seller is a Senior Foreign Political Figure, an immediate family member of a Senior Foreign Political Figure, or a close associate of a Senior Foreign Political Figure. The term “Senior Foreign Political Figure” means a current or former: (i) senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government; (ii) a current or former senior official of a major non-U.S. political party; or (iii) senior executive of a non-U.S. government-owned commercial enterprise.

(e)    Neither such Seller nor any person controlling such Seller is a shell bank.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES AND THEIR SUBSIDIARIES
Except as set forth in the Sellers’ Disclosure Schedules, each Seller hereby represents and warrants to the Buyer as follows with respect to the Companies owned by such Seller:
Section 4.1    Organization. Schedule 4.1 sets forth the Organization Jurisdiction of each Company, each of which is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction, and has all requisite limited liability company or other entity power and authority under those Laws and its respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. Each of the Companies is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a Seller Material Adverse Effect. Such Seller has made available to the Buyer complete and correct copies of the Organizational Documents of each Company.
Section 4.2    No Conflicts; Consents and Approvals. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:
(a)    violate, breach or constitute a default under the Organizational Documents of a Company;
(b)    materially violate any Law applicable to a Company;
(c)    require any material Consent of any Governmental Authority under any Law applicable to a Company; or
(d)    result in a material violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, modification, cancellation or acceleration) under, any Material Agreement.
Section 4.3    Equity Interests. Schedule 4.3 sets forth the authorized and outstanding membership interests of the Companies and the record and beneficial owners thereof. All of such issued and outstanding Capital Stock of each Company is duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (a) securities of a Company convertible into or exchangeable for membership interests or voting securities of such Company, (b) options or other rights to acquire from a Company, or other obligation of a Company to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of such Company and (c) obligations of a Company to repurchase, redeem or otherwise acquire any securities of such Company.
Section 4.4    No Subsidiaries. Except for Blackwater Midstream’s ownership of the Capital Stock of Blackwater Georgia, Blackwater Harvey and Blackwater Westwego, none of the Companies owns, directly or indirectly, any Capital Stock in any corporation, limited liability company, partnership, joint venture or other entity.
Section 4.5    Title, Condition and Sufficiency of Personal Property. Each Company has good and marketable title to, or a valid leasehold interest in, all of its respective tangible personal property and assets (other than Real Property) related to the Acquired Business of such Seller, free and clear of all Liens other than Permitted Liens. All equipment and other items of tangible personal property and assets (other than Real Property) currently owned or leased by such Company are in good operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are adequate for the uses to which they are being put in the Ordinary Course of Business, in each case in all material respects. None of such equipment, personal property or assets currently owned or leased by such Company is in need of maintenance or repairs except for maintenance or repairs in the Ordinary Course of Business that are not material in nature or cost. The equipment and other items of tangible personal property and assets (other than Real Property) currently owned or leased by such Company, together with all the Real Property, are sufficient for the continued conduct of such Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.
Section 4.6    Real Property.
(a)    Schedule 4.6(a) contains, as of the date of this Agreement, a complete list of each parcel of real property owned by or leased by a Company and used in connection with the Acquired Business of such Seller (individually or collectively, the “Real Property”), indicating whether the property is owned or leased. The Companies have delivered to the Buyer true, complete and correct copies of each lease entered into by a Company, and a written summary of the material terms of any oral lease, in each case in effect as of the date hereof, and there have been no amendments, modifications or extensions, whether written or oral, of any such lease, except as set forth on Schedule 4.6(a).
(b)    Each of the Companies (i) has good and marketable title to the Real Property purported to be owned by it, in each case free and clear of Liens other than Permitted Liens, (ii) has a good and valid leasehold interest in the Real Property purported to be leased to it under leases with respect thereto (each, a “Lease”), in each case free and clear of Liens other than Permitted Liens and (iii) is the holder and enjoys the benefit of the easements and similar rights in the Real Property that such Company purports to hold or to which such Company purports to have any rights, and the rights of such Company with respect to each such easement or similar right are in full force and effect, except for such easements or similar rights that do not materially interfere with the operation of the Acquired Business as it is currently conducted.
(c)    Except as disclosed on Schedule 4.6(c), no Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the

Real Property, as currently used and occupied, or the conduct of the business thereon, as currently conducted, violates any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar laws or any other Lien affecting such Real Property, except for such violations that do not materially interfere with the operation of the Acquired Business as it is currently conducted.
(d)    To the knowledge of the Sellers, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Real Property which are reasonably likely to materially impair the intended use of such Real Property by the Companies, and the Real Property and all such buildings, building systems and improvements are in good operating condition and repair.
Section 4.7    Litigation.
(a)    There is no Proceeding pending and publicly filed, or to the knowledge of such Seller, threatened, against a Company or any of its Affiliates (excluding the Sellers), in each case except for such matters as would not result in a Seller Material Adverse Effect.
(b)    Notwithstanding the foregoing, no representation or warranty in this Section 4.7 is made with respect to (i) employment and employee benefit matters, which are covered exclusively by the provisions set forth in Section 4.12, (ii) environmental matters, which are covered exclusively by the provisions set forth in Section 4.14, (iii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.15, or (iv) intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.16.
Section 4.8    Absence of Certain Changes. Except as set forth in Schedule 4.8, since the Balance Sheet Date with respect to such Seller, (a) the Companies have conducted the Acquired Business of such Seller in the Ordinary Course of Business, (b) there has been no change, event, or loss affecting the Acquired Business of any Seller that has, individually or in the aggregate, had, or would reasonably be expected to have, a Seller Material Adverse Effect and (c) neither the Sellers nor any of their Subsidiaries have taken or authorized any action that would have required the consent of the Buyer pursuant to Section 6.2(b) if it had been taken or authorized on or after the date hereof and through the Closing Date.
Section 4.9    Compliance with Law. The Acquired Business of such Seller is not being, and since January 1, 2015 has not been, conducted in material violation of any applicable Law; provided, however, that no representation or warranty in this Section 4.9 is made with respect to (a) employment and employee benefit matters, which are covered exclusively by the provisions set forth in Section 4.12, (b) environmental matters, which are covered exclusively by the provisions set forth in Section 4.14, (c) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.15, or (d) intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.16.
Section 4.10    Permits. True and complete copies of all material Permits held by the Companies have been provided in the Data Room. Each of the Companies holds, and since January 1, 2015 has held, the Permits required or necessary to own and conduct its business as currently conducted, and, to the knowledge of the Sellers, no event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit; provided, however, that no representation or warranty in this Section 4.10 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.14.
Section 4.11    Material Agreements.
(a)    Schedule 4.11(a) lists the following written contracts or agreements related to a Company and to which such Company is a party (each such written contract or agreement, a “Material Agreement”):
(i)    terminaling agreements, throughput agreements, transportation agreements, supply agreements, connection agreements, reimbursement agreements, access agreements, storage agreements and other services agreements related to the Acquired Business of such Seller, in each case that involve consideration in excess of $100,000 during any calendar year or $250,000 in the aggregate (the “Material Service Agreements”);
(ii)    relating to any equipment leases obligating such Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate;
(iii)    that materially restricts (or purports to materially restrict) the ability of such Company or any of its Subsidiaries from engaging in business in any geographic area or competing with any Person, in each case in a manner that is or would be materially adverse to the Companies and their Subsidiaries, taken as a whole;
(iv)    relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or to any partnership or joint venture, for which the consideration or commitments thereto exceed $250,000;
(v)    for the sale of any asset or the grant of any preferential rights to purchase any asset for an amount in excess of $250,000, in each case other than inventory sales or otherwise entered into in the Ordinary Course of Business;
(vi)    relating to the Real Property obligating such Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate;
(vii)    any collective bargaining agreement or labor contract including any voluntary recognition agreements, letters of understanding or other agreements with any labor union or any employee organization;
(viii)    any agreement or indenture evidencing Indebtedness (other than financial guarantees entered into in the Ordinary Course of Business not exceeding $100,000); and

(ix)    relating to any outstanding written commitment to enter into any written contract or agreement of the type described in subsections (i) through (viii) above.
(b)    The Sellers have delivered to the Buyer true and complete copies of all Material Agreements and any supplements, amendments or modifications thereto. Such Material Agreements are in full force and effect as of the date of this Agreement and all parties thereto have, to the knowledge of such Seller, performed all obligations required to be performed by them as of the date of this Agreement and there is no breach, violation, default or dispute thereunder, nor has any event occurred which, with notice or lapse of time or both, would constitute a breach, violation or default by a Company under any such Material Agreement or would permit termination, modification or acceleration by the counterparty or any Company under any Material Agreement.
(c)    Except as set forth on Schedule 4.11(c), as of the date hereof, none of the Sellers or the Companies have received any written notice that any customer or supplier that is party to a Material Service Agreement has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Company.
Section 4.12    Employee Matters.
(a)    None of the Companies have any employees.
(b)    Schedule 4.12(b) lists the name, job title, hourly rate or annual base salary (as applicable), hire date, target annual bonus for 2018 and accrued but unused vacation days (as of the date shown in Schedule 4.12(b)) of each Seller Dedicated Employee.
(c)    Schedule 4.12(c) lists, as of the date of this Agreement, each Employee Plan in which the Seller Dedicated Employees participate.
(d)    With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, as of the date of this Agreement, such plan has received a favorable determination or opinion letter from the Internal Revenue Service that it is so qualified, and each related trust that is intended to be exempt from federal income tax pursuant to Section 501(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so exempt, and to the knowledge of the Sellers, no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be. With respect to each Employee Plan, except as would not result in a Seller Material Adverse Effect, as of the date of this Agreement, (i) each such plan has been administered in compliance with its terms and with all applicable provisions of ERISA, the Code and other legal requirements; (ii) each Company has performed all obligations required to be performed by it under any Employee Plan and is not in default under or in violation of any Employee Plan; (iii) all contributions and payments due and payable under each Employee Plan have been discharged and paid on or prior to the date on which such contribution or payment was due, and as of the Closing, all contributions and payments accrued under each Employee Plan will be funded or provided for in accordance with past practice; (iv) no "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that would reasonably be expected to subject a Company or any of its Subsidiaries or any Seller Dedicated Employees, or, to the knowledge of the Sellers, a trustee, administrator or other fiduciary of any trust created under any Employee Plan, to a material tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; (v) no claims, actions, lawsuits, disputes, government audits, examinations or, to the knowledge of the Sellers, investigations are pending or, to the knowledge of the Sellers, threatened in writing with respect to any Employee Plan other than ordinary claims for benefits; (vi) none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), for which a Company or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or provides post-retirement health or life insurance benefits (except as required to avoid excise tax under Section 4980B of the Code); and (vii) no events have occurred that could result in a payment by or assessment against a Company, its Subsidiaries or the Sellers of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
(e)    No Employee Plan is subject to Section 409A of the Code.
(f)    In relation to any of the Seller Dedicated Employees and as of the date of this Agreement, none of the Companies or any of their Subsidiaries or any of their respective Affiliates are subject to any agreement with any labor union or employee association and, to the knowledge of the Sellers, there is no current attempt to organize, certify or establish any labor union or employee association. There are no pending or, to the knowledge of the Sellers, threatened Proceedings against any of the Companies by or on behalf of any Seller Dedicated Employees.
(g)    In relation to any of the Seller Dedicated Employees, each Seller and Company is in material compliance with all applicable Laws relating to employment, equal employment opportunity, non-discrimination, work authorization, wages, hours, benefits, collective bargaining, workers’ compensation, working conditions, unemployment insurance and employee classification.
(h)    In relation to any of the Seller Dedicated Employees and as of the date of this Agreement, neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (either alone or in connection with another event) (i) result in any payment becoming due to any Seller Dedicated Employee, (ii) increase any benefit otherwise payable to any Seller Dedicated Employee under an Employee Plan, (iii) result in the acceleration of the time of payment to, or vesting of any compensation or benefits of, any Seller Dedicated Employee under an Employee Plan or (iv) result in any parachute payment, as defined in Section 280G of the Code, to any Seller Dedicated Employee.
Section 4.13    Financial Statements. Schedule 4.13 contains the audited balance sheets of the Companies as of December 31, 2017 and 2016 and the audited income statements and cash flow statements of the Companies for the years ended December 31, 2017 and 2016 (collectively, with respect to such Seller, the “Historical Financial Statements”), and the unaudited balance sheet of the Companies as of March 31, 2018 and 2017 and the unaudited income statement and cash flow statement of the Companies and their Subsidiaries for the three-month periods ended March 31, 2018 and 2017 (collectively, with respect to such Seller, the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements” of such Seller). Except as disclosed in such Financial Statements, each of such balance sheets fairly presents in all material respects the financial position of the Companies as of the date thereof, and each of such statements of income and cash flows fairly presents in all material respects the combined results of operations and cash flows of the Companies for the period indicated, in each case in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to year-end adjustments and the absence of notes or other textual disclosures required under GAAP). The date of the latest balance sheet included in the Financial Statements (with respect to such Seller, the “Balance Sheet”) is referred to herein as the “Balance Sheet Date” with respect to such Seller.
Section 4.14    Environmental Matters. Except as set forth on Schedule 4.14:
(a)    The Companies, the Acquired Business and the Real Property are, and have been since January 1, 2015, in compliance in all material respects with all applicable Environmental Laws.
(b)    The Companies have obtained and are, and have been since January 1, 2015, in compliance in all material respects with all Environmental Permits required to conduct the Acquired Business as currently operated, true and complete copies of all material Environmental Permits have been provided in the Data Room and all such Environmental Permits are valid and in good standing. To the knowledge of such Seller, the consummation of the transactions contemplated by this Agreement will not result in the termination, material modification, or revocation of, or a right of termination or cancellation under, any material Environmental Permit.
(c)    There are no pending or, to the knowledge of such Seller, threatened orders, written demands, liens or Proceedings against or affecting the Companies, the Acquired Business or the Real Property with respect to (i) any actual or alleged violation of or liability under Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”), in each case which would reasonably be expected to result in a material liability to the Companies under Environmental Laws.
(d)    To the knowledge of such Seller, there has been no Release or threatened Release of Hazardous Substances at any property currently or formerly owned, operated or leased by any of the Companies or at any third party site to which Hazardous Substances were sent by or on behalf of a Company for treatment, recycling, storage or disposal, in a quantity or under conditions that would result in material liability or material obligation of the Companies or the Acquired Business of such Seller under applicable Environmental Laws, and none of the Companies are currently conducting any material Remedial Actions pursuant to Environmental Law.
(e)    For purposes of this Agreement:
(i)    “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; (C) ambient air and (D) flora and fauna;

(ii)    “Environmental Law” means any Law relating to the presence, Releases, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Substances, or pertaining to the protection of natural resources, the Environment or, to the extent relating to exposure to Hazardous Substances, human health or safety, as such Laws have been and may be amended or supplemented through the date of this Agreement;
(iii)    “Environmental Permit” means any Permit required or issued pursuant to Environmental Law.
(iv)    “Hazardous Substance” means any materials, substances, or wastes which are regulated or defined as “hazardous” or “toxic” under any Environmental Law, including any radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls, and petroleum and petroleum derivatives.
(v)    “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, migrating, injection, deposit, disposal, discharge, dispersal or leaching into the Environment; and
(vi)    “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way address any Hazardous Substances in the Environment; (B) prevent the Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release or threatened Release of Hazardous Substances.
(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.14, Section 4.2(b) and (c) are such Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters, including Hazardous Substances and Releases.
Section 4.15    Taxes.
(a)    With respect to the Companies, (i) all material Tax Returns required to be filed have been timely filed in accordance with any applicable Laws (taking into account extensions of time to file Tax Returns), (ii) all such Tax Returns are true, complete and correct in all material respects and (iii) all material Taxes (whether or not shown on such Tax Returns) have been timely paid.
(b)    With respect to the Companies, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return and (ii) all material amounts required to be collected or withheld with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted.

(c)    All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against any Company have been fully paid or finally settled.
(d)    No Company has received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax, which in each case has not yet been resolved or satisfied.
(e)    No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.
(f)    The Sellers have delivered to the Buyer true and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Company since December 31, 2015.
(g)    No Company has received any written claim by an authority in a jurisdiction where any Company does not file Tax Returns that a Company may be subject to taxation by that jurisdiction.
(h)    No Company is party to any Tax allocation, Tax sharing or Tax distribution agreement or arrangement, other than any such agreement or arrangement (i) solely among the Companies, or (ii) the principal purpose of which does not relate to Taxes.
(i)    No Company has any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract, or otherwise.
(j)    No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) in each case in existence on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.
(k)    Within the past three years, no Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(l)    No Company has ever participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(m)    For U.S. federal income Tax purposes, Blackwater Midstream is an association taxable as a corporation and each of the other Companies is classified as an entity disregarded from its parent.
(n)    There are no material Liens for Taxes upon the assets of any Company, except for Permitted Liens.
Section 4.16    Intellectual Property. Each Company owns, or has the license or right to use, all Intellectual Property that is material to the business of such Company. To the knowledge of such Seller, no Company has received any written claims from a third party since January 1, 2015 that such Company has infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of such Seller, (a) no Person is infringing upon or misappropriating any material Intellectual Property owned or used by a Company, and (b) no Company is infringing upon or misappropriating the Intellectual Property of any other Person in any material respect.
Section 4.17    No Undisclosed Liabilities. None of the Companies have any liabilities or obligations other than: (a) liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date with respect to such Seller, (b) obligations arising under the Material Agreements (excluding any obligations related to the breach or other violation thereof) and (c) as otherwise disclosed in the Financial Statements.
Section 4.18    Insurance Policies. Schedule 4.18 contains a complete and accurate list of all material insurance policies carried as of the date hereof by or for the benefit of a Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect except as would not result in a Seller Material Adverse Effect.
Section 4.19    Bank Accounts. Schedule 4.19 sets forth (a) the name of each financial institution in which a Company has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held and the account or box numbers.
Section 4.20    Brokers. No Person will be entitled to any commission, brokerage fee or “finder’s fee” from the Companies or the Buyer in connection with the transactions contemplated herein based on arrangements made by or on behalf of the Companies.
Section 4.21    Transactions with Affiliates. Schedule 4.21 sets forth a complete and accurate list of any contract or agreement between (a) a Company, on the one hand, and (b)(i) any Seller or any of their respective Affiliates (other than a Company), (ii) any officer or director of a Company or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, on the other hand, except, in each case, contracts or agreements with respect to compensation received as employees or consultants in the Ordinary Course of Business. Neither such Seller nor any of its Affiliates (other than a Company) (x) owns any material properties, assets or rights that are used by a Company except on terms that are on an arms’ length basis; (y) owes any money to, or is owed any money by, a Company (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business or as a result of commercial transactions on an arms’ length basis); or (z) to the knowledge of such Seller, has asserted any claim or cause of action against a Company.
Section 4.22    Books and Records. The minute books and stock record books of each Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Company contains accurate and complete records of all meetings, and actions taken by written consent of, the managers, members, stockholders, the board of directors and any committees of the board of directors of such Company. At the Closing, all of those books and records of each Company will be in the possession of such Company.
Section 4.23    Accounts Receivable. The accounts receivable reflected on the Balance Sheet of the Companies provided to the Buyer and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by a Company involving the sale of goods or the rendering of services in the Ordinary Course of Business. To the knowledge of the Sellers, all such receivables (a) constitute only valid, undisputed claims of any Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and (b) are collectible in full within 90 days after billing at the aggregate recorded amounts thereof less the amount of applicable reserves for doubtful accounts.
Section 4.24    Anti-Corruption. Since December 17, 2013, none of the Companies nor any of their respective directors, officers, employees or Affiliates nor, to the knowledge of the Sellers, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly in relation to any Company or its business, has:
(a)    violated or is in violation of applicable anti-corruption laws;
(b)    made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any (i) executive, official, employee or person acting in an official capacity for or on behalf of a Governmental Authority or a public international organization (e.g., the International Monetary Fund or the World Bank), or (ii) political party or official thereof, or candidate for political office (each of the foregoing a “Government Official”), or (iii) other Person, while knowing or believing that all or some portion of the money or value will be offered, given or promised to a Government Official or other Person, in each case for the purposes of obtaining or retaining business or securing any improper advantage or in other circumstances when such offer, payment or promise would be unlawful (each a “Prohibited Payment”); or
(c)    been subject to any investigation by any Governmental Authorities with regard to any actual or alleged breach of any relevant anti-corruption law.
Section 4.25    Representations of the Seller Refer to the Acquired Business. Except as expressly set forth herein, all representations and warranties of such Seller herein, including this

Article IV, relate only to the Companies owned by such Seller, the Acquired Business of such Seller and the Seller Dedicated Employees and not to any other business, assets or employees of such Seller and its Subsidiaries (other than the Companies).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in the Buyer’s Disclosure Schedules, the Buyer represents and warrants to each Seller as follows:
Section 5.1    Organization; Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite limited liability company power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Buyer is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in have a Buyer Material Adverse Effect. The Buyer has made available to the Sellers complete and correct copies of its Organizational Documents, each as amended to date.
Section 5.2    Authorization; Enforceability.
(a)    The Buyer has the requisite limited liability company power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer of the Transaction Documents to which it is a party, the performance by the Buyer of its obligations under each Transaction Document to which the Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited liability company or other organizational action by the Buyer, and no other limited liability company or other organizational proceedings on the part of the Buyer are necessary to authorize the Transaction Documents to which the Buyer is or will be a party.
(b)    This Agreement has been, and each of the other Transaction Documents to which the Buyer is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

Section 5.3    No Conflicts; Consents and Approvals. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:
(a)    violate, breach or constitute a default under the Organizational Documents of the Buyer;
(b)    materially violate any Law applicable to the Buyer; and
(c)    require any material Consent of any Governmental Authority under any Law applicable to the Buyer.
Section 5.4    Litigation. There is no Proceeding pending and publicly filed or, to the knowledge of the Buyer, threatened to which the Buyer or any of its Affiliates is or may become a party that seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.
Section 5.5    Financial Ability. As of the date of this Agreement, the Buyer has sufficient funds on hand or readily and unconditionally available to the Buyer to enable the Buyer to satisfy all of its payment obligations under this Agreement, including under Article II, and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
Section 5.6    Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The Buyer understands the full nature and risk of an investment in such equity interests. The Buyer further acknowledges that it has had access to the books and records of the Companies, is generally familiar with the Acquired Business of each Seller and has had an opportunity to ask questions concerning the Companies and their securities.
Section 5.7    Acquisition of Interests for Investment. The Buyer is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interests. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.
Section 5.8    Brokers. No Person will be entitled to any commission, brokerage fee or “finder’s fee” from the Sellers or their Affiliates in connection with the transactions contemplated herein based on arrangements made by or on behalf of the Buyer.

Section 5.9    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment of the Purchase Price):
(a)    the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries and the Companies and their Subsidiaries will be greater than the total amount of their liabilities;
(b)    the Buyer and its Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practices in all material respects as they become due;
(c)    no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries in connection with the transactions hereunder;
(d)    the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and
(e)    the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.
Section 5.10    Equity Commitment Letter. Concurrently with the execution of this Agreement, the Buyer has delivered to Sellers the Equity Commitment Letter. The Equity Commitment Letter has not been amended, modified, terminated or withdrawn (and no such amendment, modification, termination or withdrawal is contemplated) and such Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the parties thereto. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that would affect the availability of the funding contemplated by the Equity Commitment Letter.
ARTICLE VI
COVENANTS
Section 6.1    Records and Access.
(a)    Prior to the Closing but after the date of execution of this Agreement, each Seller shall, and shall cause each Company owned by such Seller to, (i) permit the Buyer and its Representatives to (A) have reasonable access, during regular business hours upon reasonable prior notice, to the books, records, personnel, accountants, offices and other facilities and properties of such Company as the Buyer may reasonably request; provided, however, that the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive or invasive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with such Company, without the prior written consent of such Seller, and (B) make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to such Company as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of such Seller or the personnel of such Company and in such a manner as not to interfere unreasonably with the operation of the businesses of such Company or their Affiliates and shall not require such Seller or such Company to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation. Notwithstanding anything in this Section 6.1 to the contrary, (x) the auditors and accountants of the Companies shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (y) nothing in this Agreement shall require that any Seller or a Company disclose to the Buyer any information (such as pricing data) that is prohibited from disclosure by applicable Law or that any Seller reasonably believes could, in the Buyer’s possession, have a Seller Material Adverse Effect if the Closing does not occur or that relates to Tax Returns and supporting work papers of such Seller or its Affiliates (other than the Companies).
(b)    For a period of three years after the Closing (or for a longer period if required by applicable Law), the Buyer will (i) provide the Sellers and their Representatives reasonable access to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Companies previously owned by such Seller and their Subsidiaries, (ii) permit the Sellers to make such copies and inspections thereof as the Sellers may reasonably request, and (iii) furnish the Sellers with such financial and operating data and other information with respect to the Companies previously owned by the Sellers and their Subsidiaries as the Sellers may from time to time reasonably request, in each case (A) to comply with audit, accounting, regulatory or other similar requirements imposed on the Sellers or their respective Affiliates by a Governmental Authority (including, for the avoidance of doubt, requirements imposed by a national securities exchange or national securities quotation system) having jurisdiction over the Sellers or its respective Affiliates, (B) for use in any Proceeding related to their former ownership of the Acquired Business, or (C) to comply with the obligations of the Sellers under the Transaction Documents; provided, however, that in the event that any such provision of access or information could violate any applicable Law or Material Agreement, or waive any attorney-client privilege, the Buyer shall not be required to provide such access or information.
(c)    All information provided or obtained under this Section 6.1 shall be held by the Buyer or the Sellers, as applicable, in accordance with and subject to the applicable terms of the Confidentiality Agreement, dated as of February 13, 2018, by and between American Midstream Partners, LP and IIF Acquisitions LLC (the “Confidentiality Agreement”), and the Buyer and the Sellers hereby agree that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Companies and their Subsidiaries that are provided to the Buyer, the Sellers or their respective Affiliates, as the case may be, or any of their respective Representatives pursuant to this Agreement.
Section 6.2    Conduct of Business.

(a)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Schedule 6.2, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause each Company owned by such Seller to, (A) conduct the Acquired Business in all material respects in the Ordinary Course of Business, (B) use its commercially reasonable efforts to maintain the existing relations of each such Company and its Subsidiaries with customers, suppliers, creditors and employees that, in each case, may be material to the Acquired Business, taken as a whole, (C) preserve and maintain all of its Permits, (D) continue in full force and effect without modification all insurance policies, (E) perform all of its obligations under all Material Agreements, and (F) comply in all material respects with all applicable Laws.
(b)    During the period from the date of this Agreement to the Closing, except (i) as set forth in Schedule 6.2, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (v) in the Ordinary Course of Business, each Seller shall not, and shall cause each Company owned by such Seller not to, take any of the following actions:
(A)    sell, transfer, lease or dispose of any assets material to the Companies owned by such Seller and their respective Subsidiaries, except for (x) sales of surplus equipment or (y) sales, leases or other transfers among the Companies owned by such Seller and their respective Subsidiaries;
(B)    create or permit the creation of any Lien on any material assets of the Companies owned by such Seller and their respective Subsidiaries, except Permitted Liens or such other Liens as may arise by operation of applicable Law;
(C)    cause or permit any material amendments to the Organizational Documents of any Company owned by such Seller;
(D)    in the case of a Company only, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock;
(E)    in the case of a Company only, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Capital Stock, or other contracts of any character obligating it to issue any such shares or other convertible securities;
(F)    in the case of a Company only, make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person (other than a Company or any of its Subsidiaries);

(G)    in the case of a Company only, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others,;
(H)    with respect to Taxes (except as required by applicable Law), (i) make or change any material Tax election, (ii) file any amended Tax Return or (iii) enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(I)    in the case of a Company only, and except as required by the terms of any Employee Plan as of the date hereof, enter into any new, or materially amend any existing, Employee Plan;
(J)    increase the rate of compensation, bonus or other benefits payable to any of the Seller Dedicated Employees or pay or agree to pay any other employee benefit not already required or provided for under any existing plan, agreement or arrangement, or grant or increase any severance or termination pay to any Seller Dedicated Employees, except to the extent such obligation is borne solely by the Sellers;
(K)    in the case of a Company only, enter into, adopt, or establish any collective bargaining or other labor agreement with any labor union or employee representative;
(L)    in the case of a Company only, settle any Proceeding, other than settlements (x) that do not involve non-monetary relief or (y) that would reasonably be expected to not materially and adversely affect the ability of the Buyer to operate the Companies as conducted as of the date hereof consistent with past practice;
(M)    in the case of a Company only, modify, amend or terminate, or waive any material right under, any Material Agreement;
(N)    liquidate, dissolve, recapitalize, reorganize, or otherwise wind up any Company or the business or operations of any Company;
(O)    in the case of a Company only, change its accounting period, methods, policies or practices in any material respect, except as required by GAAP or applicable Law; or
(P)    agree or commit to take any action described in this Section 6.2(b).
(c)    Nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct any Company’s operations or businesses prior to the Closing, and each Company shall exercise, subject to the terms and conditions hereof, complete control and supervision of its operations and businesses until the Closing.
Section 6.3    Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Sellers, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of a Party may be required by any applicable Governmental Authority or needed to obtain the benefits or protection of any applicable Governmental Authority, or as required pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Sellers and the Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses.
Section 6.4    Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority, in order to consummate the transactions contemplated by this Agreement, (ii) the obtaining of all other necessary Consents or waivers from third parties, provided that none of the Buyer, the Sellers, any Company or any of their respective Subsidiaries shall be obligated to make any payment to any third party to induce the granting of such Consents or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Subject to the other terms and conditions herein provided and without limiting the foregoing, the Parties shall (and shall cause their respective Subsidiaries to):
(i)    use their commercially reasonable efforts to cooperate with one another in (A) determining whether filings are required (or considered by the Parties to be advisable) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (“HSR Act”), and (B) to make their respective filings under the HSR Act within 10 business days after execution of this Agreement;
(ii)    promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder from any Governmental Authority and consult with and permit the other Parties to review in advance any proposed communication concerning this Agreement and the transactions contemplated hereunder to any Governmental Authority;
(iii)     not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Parties and their respective Representatives in advance and invites the other Parties’ Representatives to attend unless the Governmental Authority prohibits such attendance;
(iv)    promptly furnish each other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to each other Party upon receipt;
(v)    promptly furnish each other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party and its Subsidiaries may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and
(vi)    deliver to each other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.
(c)    The Buyer shall use commercially reasonable efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of the transactions contemplated by this Agreement under the HSR Act, including, if required by any Governmental Authority, promptly taking all actions necessary to secure antitrust clearance from such Governmental Authority, including:
(i)    taking all actions necessary to effect the sale or other disposition of particular businesses, product lines, assets or voting securities of a Company or the Buyer or their respective Subsidiaries;
(ii)    agreeing to enter into a hold-separate agreement with said Governmental Authority pending such sale or other disposition of businesses, product lines, assets or voting securities of a Company or the Buyer or their respective Subsidiaries; and

(iii)    otherwise taking or committing to take any action that limits its freedom of action with respect to, or its ability to retain, any of such businesses, product lines, assets or voting securities, provided that any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement.
(d)    Subject to the conditions set forth in Article VIII, the Buyer and the Sellers shall proceed with the transactions contemplated by this Agreement unless a court or other Governmental Authority has issued an injunction or other order prohibiting the closing of the transactions and that injunction or order has been upheld by an appellate court or other appellate Governmental Authority.
(e)    In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.
(f)    Whether or not the Acquisition is consummated, Parties shall be responsible for their own respective filing fees and payments to any Governmental Authority in order to obtain any consents, approvals or waivers pursuant to this Section 6.4.
(g)    Without limiting the generality of Section 6.4(a) above, each of the Parties shall use its best efforts to obtain as promptly as practicable the Consent of the LDEQ to the change of ownership contemplated by the Acquisition, which the Parties acknowledge may be obtained after the Closing Date.
Section 6.5    Amendment of Sellers’ Disclosure Schedules. Prior to Closing with respect to covenants, representations and warranties of each Seller and the Companies contained in this Agreement, each Seller shall add, supplement or amend the Sellers’ Disclosure Schedules to its covenants, representations and warranties with respect to any matter that, to the knowledge of such Seller, arises after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Sellers’ Disclosure Schedules. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any covenant, representation or warranty for purposes of this Agreement, including the termination rights contained in Section 8.1(d) or determining whether the conditions set forth in Section 7.2(a) have been satisfied; provided, however, that if such additional, supplemental or amended disclosures would give rise to a right of the Buyer to terminate this Agreement pursuant to Section 8.1(d), assuming (i) all other conditions set forth in Section 7.1 and Section 7.2 had been satisfied, and (ii) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Buyer, then the Buyer shall have the right to terminate this Agreement within 10 days after express stipulation by either Party that such additional, supplemental or amended disclosure gives rise to a termination right pursuant to Section 8.1(d), and if the Buyer does not so elect to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters for all purposes under this Agreement.
Section 6.6    Tax Matters.

(a)    Preparation and Filing Tax Returns and Paying Taxes. Each Seller shall be responsible for the preparation and filing of all Pre-Closing Period Tax Returns required to be filed by or with respect to a Company owned by such Seller (whether due before or after the Closing Date); provided, however, that if any such Tax Return is filed after the Closing and such Seller is not authorized to execute and file such Tax Return by applicable Law, such Seller shall provide the Buyer with the relevant Tax Return for the Buyer's review and consent (which consent shall not be unreasonably withheld or delayed) no later than 30 days prior to the due date for filing such Tax Return and the Buyer shall execute and file (or cause to be filed) the Tax Return provided by such Seller to the Buyer with the appropriate Taxing Authority. Except as provided in the following sentence, each Seller shall pay (or cause to be paid) all Taxes owed with respect to the Companies for any Pre-Closing Period. The Buyer shall file all other Tax Returns required to be filed by or with respect to the Companies and their Subsidiaries and shall pay (or cause to be paid) (i) all other Taxes owed by or with respect to the Companies and their Subsidiaries and (ii) all Taxes arising from any event occurring on the Closing Date that is outside the Ordinary Course of Business of the Companies and their Subsidiaries, is not contemplated by this Agreement, and is the result of an action taken by the Buyer or any Affiliate of the Buyer. For purposes of this Section 6.6(a) and Section 6.6(f), liability for Taxes of the Companies and their Subsidiaries during any Straddle Period shall be apportioned as follows: (x) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis, and (y) all other Taxes, including, but not limited to, income and applicable franchise Taxes, shall be apportioned based on an interim closing of the books of such Company or its Subsidiaries as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. The Buyer shall prepare any Straddle Period Tax Return of a Company or its Subsidiaries in a manner that is consistent with past practice and shall not file such Tax Return without the applicable Seller’s consent (which consent shall not be unreasonably withheld or delayed) after providing such Seller a copy thereof no later than 30 days prior to the due date for filing such Tax Return, and taking into account any reasonable comments provided by such Seller within 20 days after its receipt of such Tax Return for review. The Buyer and each Seller shall each provide the other with all information reasonably necessary to prepare any Tax Return relating to the Companies and their Subsidiaries for Pre-Closing Periods and Straddle Periods.
(b)    Responsibility for Tax Audits and Contests. If notice of any action, suit, investigation or audit with respect to Pre-Closing Taxes of a Company or its Subsidiaries is received by the Buyer (or any Affiliate), the Buyer shall promptly notify the Seller that previously owned the applicable Company in writing; provided, however, that the failure to give such notice as provided herein shall not relieve such Seller of liability for Pre-Closing Taxes except to the extent that such Seller is actually and materially prejudiced thereby. Each Seller shall control any audit or contest relating to Pre-Closing Taxes; provided, however, that the Buyer may participate in the conduct of any audit or contest of those Tax items of a Company or its Subsidiaries related to the portion of a Straddle Period beginning after the Closing Date. Neither the Buyer nor any Seller shall settle any such audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which consent the other Party shall not unreasonably withhold, delay or condition. The Buyer and the Sellers shall each provide the other with all information and authorizations reasonably necessary to conduct an audit or contest with respect to Taxes relating to the Companies and their Subsidiaries for Pre‑Closing Periods or Straddle Periods.

(c)    Preparation and Filing of Straddle Period Tax Returns. The Sellers shall be entitled to any refund of Pre-Closing Taxes; provided that refunds of Taxes for a Straddle Period shall be apportioned in accordance with the liability for such Taxes as determined in Section 6.6(a). The Buyer and the Companies will use commercially reasonable efforts to cooperate with the Sellers in connection with obtaining any refund of Pre-Closing Taxes with respect to a Company or its Subsidiaries. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within 10 business days after such receipt.
(d)    Transfer Taxes. The Buyer, on one hand, and the Sellers on the other hand, shall each be responsible for 50% of the Transfer Taxes. The Buyer shall file all Tax Returns with respect to Transfer Taxes and the Sellers agree to cooperate with the Buyer, the Companies and their Subsidiaries in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Return.
(e)    Post-Closing Actions. Except as otherwise expressly provided herein or with the consent of the applicable Seller, the Buyer shall not, and shall cause each Company and its Subsidiaries not to, file any Tax Return (including amended Tax Return or claim for Tax refund) or make any election with respect to Pre-Closing Taxes, including taking any action to extend the applicable statute of limitations with respect to any such Tax Return of any Company or its Subsidiaries.
(f)    Tax Indemnity. Each Seller shall indemnify, defend, and hold harmless each Buyer Indemnified Party and the Companies from and against (i) all Pre-Closing Taxes, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unity group of which the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date. For the avoidance of doubt, the Sellers' indemnification obligations under this Section 6.6(f) shall not be subject to the limitations set forth in Section 10.2.
(g)    Section 338(h)(10) Election. At the Buyer’s option, the Sellers and the Buyer shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code and, if permissible, similar elections under applicable state or local Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to the acquisition of the Blackwater Stock. The Buyer shall, with the Sellers’ reasonable cooperation, prepare all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections (including Internal Revenue Service Form 8023) and any similar forms under applicable state or local Tax laws), and each of the Buyer and the Sellers shall prepare Internal Revenue Service Form 8883 and any similar forms under applicable state or local Tax laws (including any attachments and schedules thereto) (collectively, the “Section 338 Forms”). The Sellers and the Buyer shall, or shall cause their relevant Affiliates to, execute and timely file such Section 338 Forms with the applicable Taxing Authorities. The Sellers and the Buyer agree that neither of them shall, or shall permit any of its Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the prior written consent of the Sellers or the Buyer, as the case may be. Except to the extent otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Sellers and the Buyer agree to report the Acquisition with such Section 338(h)(10) Elections and Section 338 Forms and shall take no position inconsistent therewith. The Sellers shall on or before the Closing Date provide all Section 338 Forms required to be completed or executed by the Sellers to make the Section 338(h)(10) Elections effective, which in each case shall be properly completed and/or executed by the relevant Seller.
(h)    Tax Allocation. The Buyer shall prepare an allocation of the consideration (and all other capitalized costs) with respect to the Acquisition in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate). The Buyer shall deliver such allocation to the Sellers within 60 days after the Closing Date. The Sellers shall notify the Buyer of any dispute with respect to such allocation within 30 days following delivery by the Buyer. The Buyer and the Sellers will negotiate in good faith to resolve any dispute with respect to the allocation within 15 days thereafter. Any unresolved dispute shall be submitted to a national accounting firm for resolution, the cost of which shall be borne equally by the Buyer and the Sellers. The Buyer and the Sellers shall report, act and file Tax Returns in all respects and for all purposes consistent with the final allocation. Neither the Buyer nor the Sellers shall take any position that is inconsistent with such allocation unless required to do so by applicable law; provided, nothing in this Section 6.6(h) shall in any way limit any Party’s ability to settle any audit or litigation with respect to the final allocation.
Section 6.7    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).
Section 6.8    Retention of Books and Records.
(a)    Subject to Section 6.8(b), promptly following the Closing, the Sellers shall deliver to the Buyer any books and records of each Company in the Sellers’ possession that are not present at such Company’s property.
(b)    The Sellers may retain a copy of any or all of the books and records relating to the business or operations of the Companies prior to the Closing. In addition, the Buyer shall cause each Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Companies in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by any Seller or its Representatives at such Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.
Section 6.9    Contact with Customers and Suppliers. Until the Closing Date, the Buyer shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of any Company, or any other Persons having a business relationship with any Company, concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the applicable Seller.
Section 6.10    Withholding Taxes. Any payments from the Buyer to any Seller hereunder shall be made free and clear of, and without deduction or withholding for, any Taxes, unless such deduction or withholding is required by applicable Law. If the Buyer is required by applicable Law to deduct or withhold Taxes from such payments, then such amount will be treated as paid to such Seller for all purposes under this Agreement. No later than 10 business days prior to any withholding hereunder, the Buyer shall notify such Seller of such proposed withholding and shall use commercially reasonable efforts to cooperate with such Seller to obtain an exemption from such withholding.
Section 6.11    Prior Knowledge. No breach by any Seller of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and neither the Buyer nor any Affiliate of the Buyer shall have any claim or recourse against any Seller or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives with respect to such breach, under Article X of this Agreement or otherwise, if the Buyer or any Affiliate of the Buyer had actual knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.
Section 6.12    Employee Matters.
(a)    No later than 10 business days prior to the Closing Date, the Buyer or its designated Affiliate shall offer employment to each of the Seller Dedicated Employees, which employment, if accepted, shall become effective as of 12:01 a.m. Central Time on the day after the Closing Date. Such offers of employment shall (i) be on terms and conditions that include an hourly rate or base salary, as applicable, short-term bonus opportunity (including any annual cash bonus opportunity, if applicable, but excluding any sales incentive bonus arrangements referenced in Schedule 4.8 of the Sellers’ Disclosure Schedules) and aggregate employee benefits that are, in each case, substantially comparable in the aggregate to those in effect for the Seller Designated Employees prior to the Closing Date, and (ii) provide that if the Buyer or any of its Affiliates terminates the employment of such Seller Dedicated Employee during the six-month period following the Closing Date for a reason other than for Cause, then (x) the Buyer or its Affiliate shall pay to such Seller Dedicated Employee, within 30 days after the date of termination, the base compensation such Seller Dedicated Employee would have received if his or her employment with the Buyer or its Affiliate had continued for the remainder of such six month period, (y) the Buyer or its Affiliate shall pay to such Seller Dedicated Employee, within 30 days after the date of termination, a prorated annual bonus for 2018 equal to such Seller Dedicated Employee’s target annual bonus for 2018, as set forth on Schedule 4.12(b), multiplied by a ratio, the numerator of which is the aggregate number of days in 2018 preceding the date of termination (including days prior to the Closing Date and days prior to the Seller Dedicated Employee’s commencement of employment), and the denominator of which is 365, and (z) if the Seller Dedicated Employee elects continued health coverage under a group health plan pursuant to COBRA, then the Buyer shall reimburse the Seller Dedicated Employee for the portion of such premium that would have been subsidized by the Buyer if the Seller Dedicated Employee’s employment had continued for the remainder of such six-month period. Each such Seller Dedicated Employee who accepts such offer of employment from the Buyer and becomes an employee of the Buyer or its designated Affiliate shall be deemed a “Continuing Employee”. The Buyer shall provide the Sellers (A) a list of Continuing Employees, and (B) a copy of the final form of offer letter upon which all offers of employment to Continuing Employees were based, in each case, no later than three business days prior to the Closing Date. The Sellers shall terminate such employees effective as of 12:01 a.m. Central Time on the day after the Closing Date.
(b)    For purposes of eligibility, vesting and entitlement to benefits, including entitlement to, and level of, severance, paid time off and vacation benefits (but not for equity-based compensation or accrual of pension benefits), each Continuing Employee shall be given credit for all service with each Company, its Affiliates and their respective predecessors under any employee benefit plan, program or arrangement of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate (the “Buyer Benefit Plans”), to the same extent as if such service had been performed for the Buyer or any of its Affiliates. For purposes of any Buyer Benefit Plans providing welfare benefits to Continuing Employees, the Buyer shall, or shall cause its Affiliates to, as applicable, use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees under any such Buyer Benefit Plan provided to the Continuing Employees, except to the extent that such conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health would apply under the analogous Employee Plan, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co‑payments, coinsurance payments, deductibles and maximum out-of-pocket requirements paid under an Employee Plan in satisfying any applicable deductible or out of pocket requirements under the analogous Buyer Benefit Plan.
(c)    Effective as of the Closing Date, the Buyer will maintain or designate a defined contribution plan and related trust intended to be qualified under section 401(a), 401(k) and 501(a) of the Code (the “Buyer 401(k) Plan”) in which each Continuing Employee shall be eligible to participate. The Sellers and the Buyer will take all action necessary or appropriate to allow Continuing Employees to roll over any amounts that are eligible for rollover treatment under the Code from an Employee Plan that is intended to be qualified under section 401(a) and 501(a) of the Code to the Buyer 401(k) Plan.
(d)    The Parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act of 1988, or under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (the “WARN Act”), in any case, applicable to Seller Dedicated Employees or other employees of the Sellers and their Affiliates as a result of the transactions contemplated by this Agreement. On or as soon as practicable following the Closing Date, the Sellers shall deliver to the Buyer a true, complete and correct list of all Persons who suffered employment losses (as defined under the WARN Act) and who worked at one or more of the sites of employment where any Seller Dedicated Employee worked prior to the Closing Date within 90 days of the Closing Date. The Buyer will be responsible for providing any notification that may be required under the WARN Act after the Closing Date with respect to any Continuing Employees. The Sellers will be responsible for providing any notification that may be required under the WARN Act on or prior to the Closing Date.
(e)    Notwithstanding anything in this Section 6.12 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or shall, constitute or be deemed to constitute the establishment or adoption of, or an amendment to, any Employee Plan, Buyer Benefit Plan or any other employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan, employment or otherwise. The Parties acknowledge and agree that all provisions contained in this Section 6.12 are included for the sole benefit of the respective Parties and shall not create any right (i) in any other person, including any Seller Dedicated Employees, Continuing Employees, or other employees of the Sellers and their Affiliates, any participant in any Employee Plan or any Buyer Benefit Plan or any beneficiary thereof or (ii) in any other person, to continued employment with the Buyer or its Affiliates or particular compensation or benefits coverage in any Buyer Benefit Plan.
Section 6.13    Use of Name. From and after the Closing, the Buyer and its respective Affiliates shall not use the names “American Midstream”, “AMID” or any variant or derivative of any of the foregoing or any other logos, symbols or trademarks of any Seller or any of their respective Affiliates (the “Restricted Marks”). The Buyer agrees that on the Closing Date it will cease using the Restricted Marks in advertising and other business communications and it will promptly, but no later than 12 months after the Closing Date, take all necessary action to eliminate the Restricted Marks from, or paint over or otherwise permanently obscure the Restricted Marks on, any tangible personal property, buildings, equipment or other assets.
Section 6.14    R&W Insurance Policy.
(a)    Simultaneous with the execution of this Agreement, the Buyer shall deliver to the Sellers a true and correct copy of the R&W Insurance Quote. The Buyer shall use its best efforts to obtain a representations and warranties insurance policy, as soon practicable after the date hereof, but no later than the Closing Date, on terms and conditions substantially similar to those stated in the R&W Insurance Quote (but not necessarily with the same insurance provider as that which provided the R&W Insurance Quote) (such policy, the “R&W Insurance Policy”), which R&W Insurance Policy shall (i) have an initial retention amount no greater than 1% of the Base Purchase Price and a limit of liability no less than 10% of the Base Purchase Price and (ii) provide that the R&W Insurer waives and agrees not to pursue, directly or indirectly, any subrogation rights against any Seller, any of their respective Affiliates or any of their respective directors, officers, employees or other representatives other than for intentional fraud; provided, however, that the Buyer shall be deemed to have failed to satisfy such best efforts to the extent that the Buyer declines to obtain the R&W Insurance Policy on the basis of such policy excluding coverage for items identified as areas of heightened risk related to environmental matters and title to owned real property or exclusions, in each case, as set forth in the R&W Insurance Quote. The Buyer shall pay 100%

of all costs and fees associated with the R&W Insurance Policy, including the premiums, surplus lines taxes, underwriting fee, and other fees and expenses required to be paid to the insurer (such insurer, the “R&W Insurer”).
(b)    Promptly, and in any event no later than five Business Days, after the execution of the conditional binder to the R&W Insurance Policy by the R&W Insurer (the “R&W Conditional Binder”), the Buyer shall provide a true and correct copy of the R&W Conditional Binder to the Sellers. The Buyer shall fully comply with the R&W Conditional Binder and shall not agree or consent to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) without the Sellers’ prior written consent.
(c)    The Parties acknowledge that compliance with this Section 6.14 is a material inducement to each of the Parties’ entering into the transactions contemplated by this Agreement, and that each Seller is relying on the Buyer’s covenants and obligations set forth in this Section 6.14. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 6.15    Guarantee and Lien Releases. Prior to or concurrently with the Closing: (a) the Sellers shall cause the Companies and all of their respective assets to be released from, and shall have obtained all consents, approvals or waivers as may be required to avoid a breach or default by such Companies or any right of acceleration or cancellation of any obligations of such Companies under, any and all agreements, liabilities and obligations in connection with all Indebtedness described on Schedule 6.15, and (b) the Sellers shall obtain and deliver to the Buyer evidence reasonably satisfactory to the Buyer of the release and termination of all Liens in connection with such Indebtedness to the extent encumbering any of the assets of Capital Stock (including the Seller Interests) of the Companies.
Section 6.16    Casualty Loss.
(a)    In the event of damage by fire or other casualty to the facilities, equipment or other tangible personal or real property of any Company after the date of this Agreement but prior to the Closing (a “Casualty Loss”), then, subject to Section 8.1 and this Section 6.16, this Agreement shall remain in full force and effect the Buyer shall not be entitled to indemnification as a result of such Casualty Loss or the effects thereof (unless and to the extent such Casualty Loss was caused by a breach of this Agreement by the Sellers for which the Buyer would otherwise be entitled to indemnification hereunder), and:
(i)    if the Restoration Cost is 1% of the Base Purchase Price or less, then (A) no Party shall have the right or option to terminate this Agreement, (B) there shall be no reduction in the amount of the Purchase Price, (C) the Sellers shall have no obligation to repair or replace the damaged or destroyed assets and (D) such Casualty Loss shall have no effect for the purposes of determining whether the Buyer’s conditions to the Closing set forth in Article VII have been fulfilled;

(ii)    if the Restoration Cost is more than 1% and less than 15 % of the Base Purchase Price, then the Sellers shall, at the Sellers’ sole election, either (A) reduce the amount of the Purchase Price by such Restoration Cost, (B) pay to the Buyer all amounts received by such Seller as a result of such Casualty Loss and assign to the Buyer at the Closing all insurance claims under the insurance policies held by such Seller or its Affiliates and all claims against third parties in connection with such Casualty Losses or (C) prior to the Closing, repair or replace such damaged assets to a condition similar to the condition of the affected assets immediately prior to the Casualty Loss and retain all insurance claims arising from such Casualty Loss, provided, however, that the Sellers shall consult with the Buyer regarding the scope and nature of any repairs or restoration prior to commencing work and shall consider in good faith any revisions proposed by the Buyer; provided further, that such Casualty Loss described in this clause (ii) shall have no effect for purposes of determining whether the Buyer’s condition to the Closing set forth in Article VII have been fulfilled following the Sellers’ election to reduce the Purchase Price in accordance with Section 6.16(a)(ii)(A) or to make the payments or assignments in accordance with Section 6.16(a)(ii)(B) or the Sellers’ repair or replacement of the damaged assets in accordance with Section 6.16(a)(ii)(C).
(iii)    if the Restoration Cost is equal to 15% or more of the Base Purchase Price, then (A) either the Buyer or the Sellers may elect, in their respective sole discretion, to terminate this Agreement by written notice to the other Party, or (B) if neither Party elects to terminate the Agreement pursuant to this Section 6.16 within 30 days following the determination of the Restoration Cost, then at the Closing, the Sellers shall pay to the Buyer all amounts received by such Sellers as a result of such Casualty Losses and assign to the Buyer at the Closing all insurance claims under the insurance policies held by such Seller or its Affiliates (including any claims for interruption of the Acquired Business) in connection with such damaged assets; provided, however, that if neither Party elects to terminate the Agreement pursuant to this Section 6.16, then such Casualty Losses shall have no effect for purposes of determining whether the conditions to the Closing set forth in Article VII have been fulfilled.
(b)    In the event the Sellers elect to repair or replace such damaged or destroyed assets or reduce the Purchase Price by the Restoration Cost pursuant to this Section 6.16 and the Companies subsequently receive any insurance proceeds following the Closing with respect to such casualty event, then the Buyer shall promptly remit all such insurance proceeds to the Sellers.
(c)    The term “Restoration Cost” shall mean the sum of the cost of restoring or repairing the damaged Assets, individually or in the aggregate, to a condition similar to the condition of such Assets immediately prior to the Casualty Loss, plus the amount of any lost profits to the Companies affected by such Casualty Loss from and after the Closing Date reasonably expected to accrue as a result of such Casualty Loss (net of expected business interruption insurance proceeds), in each case as estimated by a qualified firm reasonably acceptable to the Buyer and the Sellers.
Section 6.17    AML; Sanctions. Each Seller agrees to provide any information or documentation to the Buyer upon reasonable request that the Buyer deems necessary to comply with applicable AML laws, including but not limited to the Bank Secrecy Act and the USA PATRIOT Act, so long as permitted by applicable law. The Sellers shall notify the Buyer promptly if there is any change with respect to the representations and warranties provided in Section 3.7 or Section 4.24.
Section 6.18    Real Property; Title Insurance. The Buyer has advised the Sellers that, at the Closing, the Buyer intends to purchase owner’s title insurance policies insuring Blackwater Harvey’s and Blackwater Westwego’s ownership interests in the Real Property described in Schedule 4.6(a). The Parties hereby acknowledge that the Buyer’s obtaining title policies in respect of the Real Property is not a condition to any Party’s obligation to consummate the Acquisition. If the Buyer delivers to the Sellers copies of the pro forma owner’s title insurance policies for each of the foregoing two Real Property assets no later than 5 Business Days prior to the Closing, then, at the Closing, Blackwater Investments will cause to be executed and delivered a non-imputation affidavit in the form annexed hereto as Exhibit D, and will execute and deliver the non-imputation indemnity in the form annexed hereto as Exhibit D, and will use commercially reasonable efforts to cooperate with the Buyer in arranging with the title company such execution and delivery of, and discussing with the title company any issues related to, such affidavit and indemnity; provided that the matters shown on such pro forma title insurance policies are consistent with the matters otherwise disclosed in this Agreement as affecting title to the Real Property (i.e., making any conforming disclosures necessary to make the non-imputation affidavit accurate in light of the matters shown on the pro forma title insurance policies).
Section 6.19    Agreements Related to Capital Projects. Prior to or concurrently with the Closing, the Sellers shall assign or contribute to, or cause to be assigned or contributed to, Blackwater Harvey all rights and interest in and under any agreement relating to the Capital Projects (collectively, the “Capital Projects Agreements”) between any third party, on the one hand, and any Seller or any of their respective Affiliates (other than a Company), on the other hand, and the Sellers shall cause Blackwater Harvey to accept such assignment and assume all obligations under such Capital Projects Agreements.
ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:
(a)    Regulatory Approvals. The Consents set forth on Schedule 7.1(a) shall have been duly made, given or obtained and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto (including under the HSR Act) shall have occurred;
(b)    No Injunctions. There shall not be in effect any writ, injunction or order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition; and
(c)    No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition.
Section 7.2    Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (ii) each of the other representations and warranties of the Sellers contained in Article III and Article IV shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.2(a), all “materiality,” “material” and “Seller Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Seller Material Adverse Effect;
(b)    Covenants and Agreements. The Sellers shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(c)    Officer’s Certificates. The Buyer shall have received a certificate from each Seller, dated as of the Closing Date and signed on behalf of such Seller by an officer of such Seller stating that the conditions specified in Section 7.2(a) and Section 7.2(b) with respect to such Seller have been satisfied;
(d)    Consents. The Consents listed in Schedule 7.2(d) shall have been duly obtained and shall be in full force and effect;
(e)    Release of Liens. All Liens on the Seller Interests in the Companies and the assets of the Companies (including in connection with the Indebtedness described in Schedule 6.15), other than Permitted Liens, shall have been released; and
(f)    Closing Deliverables. The Sellers shall have delivered at or prior to the Closing all of the items listed in Section 2.6(b) required to be delivered by the Sellers.

Section 7.3    Conditions to the Seller’s Obligation to Close. The obligations of the Sellers to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (ii) each of the other representations and warranties of the Buyer contained in Article V shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all “materiality,” “material” and “Buyer Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Buyer Material Adverse Effect;
(b)    Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(c)    Officer’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(d)    Closing Deliverables. The Buyer shall have delivered at or prior to the Closing all of the items listed in Section 2.6(a).
Section 7.4    Frustration of Closing Conditions. Neither the Sellers nor the Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to Closing.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:
(a)    by mutual written consent of the Sellers and the Buyer;

(b)    by the Sellers or the Buyer, if:
(i)    the Closing shall not have occurred on or before 90 days after the date hereof (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or
(ii)    any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 7.1(b) or Section 7.1(c), and such order becomes effective, final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to oppose such order or Law in accordance with the provisions of Section 6.4.
(c)    by the Sellers, if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) if continuing on the Closing Date and (ii) is not capable of cure or, if capable of cure, has not been cured by the earlier of the Outside Date and 30 days after the Sellers’ written notice to the Buyer of such breach; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this paragraph (c) if the Sellers are then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.2 if continuing on the Closing Date;
(d)    by the Buyer if the Sellers shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if continuing on the Closing Date and (ii) is not capable of cure or, if capable of cure, has not been cured and cannot reasonably be cured by the earlier of the Outside Date and 30 days after the Buyer’s written notice to the Seller of such breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.3 if continuing on the Closing Date;
(e)    by the Buyer in accordance with the terms and conditions set forth in Section 6.5; or
(f)    by either the Sellers or the Buyer in accordance with the terms and conditions set forth in Section 6.16(a)(iii).
Section 8.2    Procedure for Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall immediately be given by the applicable Seller or the Buyer to the other Parties, as applicable, and, except as provided in this

Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by any Seller or the Buyer. If this Agreement is terminated under Section 8.1:
(a)    each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;
(b)    all filings, applications and other submissions made pursuant hereto shall, at the discretion of the Sellers, and to the extent practicable, be withdrawn from the agency or other Person to which they were made;
(c)    there shall be no liability or obligation under this Agreement on the part of any Seller or the Buyer or any of their respective Affiliates or Representatives, except (i) that nothing in this Section 8.2 shall relieve any Party from liability for intentional fraud, a willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 6.1(c), this Section 8.2 and Article IX shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of the Buyer or any Seller to close the Acquisition following the satisfaction or waiver of such Party’s conditions to closing set forth in Article VII shall be considered a willful breach by the applicable Party of such Party’s covenants hereunder;
(d)    in the event that this Agreement is terminated (i) by the Sellers pursuant to Section 8.1(c) or (ii) by either Party pursuant to Section 8.1(b)(i), but in the case of this clause (ii), solely in the event that (x) the condition to the Parties’ obligation to consummate the Closing under Section 7.1(a) has not been satisfied at the time of such termination and (y) all of the conditions set forth in Section 7.2 have been satisfied at the time of such termination (other than the condition set forth in Section 7.2(d) or any conditions that by their nature can only be satisfied by deliveries made at the Closing), then the Buyer shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Sellers an amount equal to $6,300,000 (the “Termination Fee”) by wire transfer of cash in immediately available funds to an account or accounts designated by the Sellers. The Parties acknowledge and agree that (i) the Parties have expressly negotiated the provisions of this Section 8.2(d), (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Sellers and their Affiliates) the provisions of this Section 8.2(d) are reasonable, (iii) the Termination Fee represents a good faith, fair estimate of the damages that the Sellers and their Affiliates would suffer, and (iv) solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Sellers or any other Person to prove actual damages; and
(e)    Notwithstanding anything herein to the contrary, if the Buyer fails to consummate the transactions contemplated by this Agreement in breach of the Buyer’s obligations under this Agreement, the Sellers may, in their sole discretion: (i) seek specific performance pursuant to Section 11.14; (ii) withdraw any claim for specific performance and require payment of the Termination Fee if applicable under Section 8.2(d) or (iii) if the Sellers are unable for any reason to obtain specific performance, require payment of the Termination Fee if applicable under Section 8.2(d). The Parties acknowledge and agree that in no event shall (x) the Buyer be required to pay the Termination Fee on more than one occasion or (y) the Sellers, the Companies or any of their respective Affiliates be entitled to both specific performance pursuant to Section 11.14 and the Termination Fee.
ARTICLE IX
SURVIVAL; NO OTHER REPRESENTATIONS
Section 9.1    Survival of Representations and Warranties. The Parties, intending to modify any applicable statute of limitations, agree that (a) the Sellers’ Fundamental Representations (other than the representations and warranties set forth in Section 4.15 (Taxes)) and the Buyer Fundamental Representations shall survive the Closing for a period of six years and thereafter, except as otherwise provided in this Agreement, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, (b) all representations and warranties set forth in Section 4.15 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations for the underlying Taxes plus 30 days and thereafter, except as otherwise provided in this Agreement, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (c) all other representations and warranties in this Agreement and in any certificate or other writing delivered pursuant hereto shall survive the Closing for a period of 12 months and thereafter, except as otherwise provided in this Agreement, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof; provided that any claim made or asserted by a Party within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 9.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.
Section 9.2    Survival of Covenants. The covenants and agreements of the Parties contained in this Agreement that by their nature are required to be performed on or prior to the Closing shall survive for three months after the Closing and expire thereafter. The covenants and agreements set forth in Section 6.6 (Tax Matters) shall survive the Closing until the expiration of the applicable statute of limitations for the underlying Taxes plus 30 days, and expire thereafter. The covenants and agreements of the Parties contained in this Agreement that by their terms survive the Closing or contemplate performance after the Closing shall survive the Closing until fully performed. Any claim made or asserted by a Party within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.
Section 9.3    Buyer’s Investigation; Disclaimer of Representations and Warranties. THE BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANIES, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE,

TECHNOLOGY AND PROSPECTS OF THE COMPANIES, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AND THE BUYER: (A) ACKNOWLEDGES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, NONE OF THE SELLERS, ANY COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OF COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM”); AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE SELLERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER OR ITS REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM). THE BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, (I) EACH SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO SUCH SELLER, ANY COMPANY OR ITS LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF ANY COMPANY AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification.
(a)    From and after the Closing, subject to the other sections of this Article X, the Sellers shall indemnify, on a joint and several basis, each Buyer Indemnified Party in respect of, and hold each Buyer Indemnified Party harmless from and against, any and all Losses suffered, incurred or sustained by such Buyer Indemnified Party or to which such Buyer Indemnified Party becomes subject, resulting from, arising out of or relating to:
(i)    any breach of representation and warranty of the Sellers contained in this Agreement or in any other Transaction Document delivered by or on behalf of the Sellers, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly related to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date); provided that, for purposes of this Section 10.1(a)(i), any such breach shall be determined without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty;
(ii)    any non-fulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of the Sellers; or
(iii)    Non-Acquired Business Liabilities.
(b)    From and after the Closing, subject to the other sections of this Article X, Buyer shall indemnify each Seller Indemnified Party in respect of, and hold each Seller Indemnified Party harmless from and against, any and all Losses suffered, incurred or sustained by such Seller Indemnified Party or to which such Seller Indemnified Party becomes subject, resulting from, arising out of or relating to:
(i)    any breach of representation or warranty of the Buyer contained in this Agreement or in any other Transaction Document delivered by or on behalf of the Buyer, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly related to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date);
(ii)    any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of the Buyer; or
(iii)    any Losses incurred by the Sellers as a result of any Proceeding initiated against the Sellers by the LDEQ during the period from the Closing Date through the date that the LDEQ provides its Consent to the change of ownership contemplated by the Acquisition, net of the amount of such Losses for which the Sellers are liable to a Buyer Indemnified Party pursuant to clause (a)(i) above (subject to the limitations set forth in Article X) in the event such Proceeding results from, arises out of or relates to the breach of a representation or warranty contained in Section 4.14.

Section 10.2    Limitations.
(a)    Notwithstanding any other provision in this Agreement to the contrary, if the Sellers are required to indemnify any Buyer Indemnified Parties for any Losses pursuant to Section 10.1(a)(i) and the Buyer used its best efforts but failed to obtain a R&W Insurance Policy pursuant to Section 6.14, then, subject to the other procedures and limitations set forth in Sections 10.2(c), (d) and (g), and Sections 10.3 through 10.7, under no circumstances shall:
(i)    a claim for indemnification by a Buyer Indemnified Party under Section 10.1(a)(i) with respect to any representation or warranty that is not a Seller Fundamental Representation be eligible for indemnification under this Article X (nor shall any Losses associated with such claims be deemed Losses hereunder) unless such claim results in aggregate Losses in excess of $100,000;
(ii)    the Sellers be liable under Section 10.1(a)(i) with respect to any representation or warranty that is not a Seller Fundamental Representation until the aggregate amount of all Losses in respect of which the Buyer Indemnified Parties are entitled to indemnification under Section 10.1(a)(i) exceeds 1% of the Base Purchase Price (the “Deductible”); or
(iii)    the aggregate indemnification to be paid by the Sellers pursuant to Section 10.1(a)(i) with respect to any representation or warranty that is not a Seller Fundamental Representation exceed 10% of the Base Purchase Price (the “Sellers’ Cap”).
(b)    Notwithstanding any other provision in this Agreement to the contrary, if the Sellers are required to indemnify any Buyer Indemnified Parties for any Losses pursuant to Section 10.1(a)(i) and either (x) the Buyer obtained a R&W Insurance Policy pursuant to Section 6.14 or (y) the Buyer failed to use its best efforts to obtain a R&W Insurance Policy pursuant to Section 6.14, then, subject to the other procedures and limitations set forth in Sections 10.2(d) through 10.2(g), and Sections 10.3 through 10.7, under no circumstances shall:
(i)    the Sellers be liable under Section 10.1(a)(i) with respect to any representation or warranty that is not a Seller Fundamental Representation and not contained in Section 4.14 until the aggregate amount of Losses in respect of which the Buyer Indemnified Parties are entitled to indemnification under Section 10.1(a)(i) exceeds the R&W Deductible;
(ii)    the aggregate indemnification to be paid by the Sellers pursuant to Section 10.1(a)(i) with respect to any representation or warranty that is not a Seller Fundamental Representation and not contained in Section 4.14 exceed the R&W Sellers’ Cap;
(iii)    the Sellers be liable under Section 10.1(a)(i) with respect to any representation or warranty contained in Section 4.14 until the aggregate amount of Losses in respect of which the Buyer Indemnified Parties are entitled to indemnification under

Section 10.1(a)(i) with respect to any representation or warranty contained in Section 4.14 exceeds 0.5% of the Base Purchase Price (the “Environmental Threshold”); or
(iv)    the aggregate indemnification to be paid by the Sellers pursuant to Section 10.1(a)(i) with respect to any representation or warranty contained in Section 4.14 exceed 7.5% of the Base Purchase Price (the “Environmental Cap”).
(c)    Notwithstanding any other provision in this Agreement to the contrary, under no circumstances shall:
(i)    the aggregate indemnification to be paid by the Sellers or the Buyer with respect to all matters pursuant to this Article X, not including any amounts to be paid pursuant to Section 10.1(b)(ii), exceed the Base Purchase Price;
(ii)    any Indemnified Party be entitled to duplicate recovery under this Agreement with respect to any indemnification claim pursuant to this Article X, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant or agreement set forth herein, or any of the agreements or instruments entered into in connection with the Closing; or
(iii)    any Indemnified Party be entitled to recovery of Losses pursuant to this Article X to the extent such Losses arose from or were caused by such Indemnified Party’s intentional fraud or willful misconduct.
(d)    Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges and agrees that none of the Sellers’ respective Affiliates, or any of their respective directors, officers, employees or other representatives shall have any liability for any breach or inaccuracy of any representation or warranty contained in this Agreement.
(e)    Subject to the other provisions of this Agreement, if the Buyer obtained a R&W Insurance Policy pursuant to Section 6.14, any Losses payable by the Sellers to the Buyer Indemnified Party pursuant to Section 10.1(a)(i) shall be satisfied solely and exclusively as follows:
(i)    to the extent such Losses are recoverable pursuant to Section 10.1(a)(i), other than for the Sellers’ breach of a Seller Fundamental Representation or a breach of a representation or warranty contained in Section 4.14, (A) first, from the Buyer for Losses up to the R&W Deductible, (B) second, from the Sellers for any Losses up to the R&W Sellers’ Cap, and (C) third, from the R&W Insurance Policy, provided, that, for the avoidance of doubt, the Sellers shall have no liability for any such Losses in excess of the R&W Sellers’ Cap, and a Buyer Indemnified Party’s sole source of recovery for Losses that exceed the R&W Sellers’ Cap shall be the R&W Insurance Policy;
(ii)    to the extent such Losses are recoverable pursuant to Section 10.1(a)(i) for the Sellers’ breach of a Seller Fundamental Representation, (A) first, from the Sellers for any Losses up to the then remaining amount of the retention under the R&W Insurance Policy, (B) second, from the R&W Insurance Policy up to the policy limit of the R&W

Insurance Policy, provided, that, for the avoidance of doubt, the Sellers shall have no liability for any such Losses that exceed the retention amount of the R&W Insurance Policy up to the policy limit of the R&W Insurance Policy, and (C) third, only after the policy limit of the R&W Insurance Policy, from the Sellers up to the remaining liability of the Sellers pursuant to Section 10.2(c)(i); and
(iii)    to the extent such Losses are recoverable pursuant to Section 10.1(a)(i) for breach of a representation or warranty contained in Section 4.14, (A) first, from the Buyer for Losses up to the Environmental Threshold, and (B) second, from the Sellers for any Losses in excess of the Environmental Threshold up to the Environmental Cap.
(f)    If the Buyer obtained a R&W Insurance Policy pursuant to Section 6.14, without limiting Section 10.2(g), the Buyer agrees (on behalf of itself and each of its Affiliates) that (i) none of the Sellers, any of their respective Affiliates or their respective directors, officers, employees or other representatives shall have any liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof) other than the R&W Insurer’s subrogation rights with respect to intentional fraud; (ii) the R&W Insurance Policy shall at all times provide that the R&W Insurer (A) waives and agrees not to pursue, directly or indirectly, any subrogation rights against any Seller, any of their respective Affiliates or any of their respective directors, officers, employees or other representatives other than for intentional fraud and (B) agrees that none of the Buyer or any of its Affiliates shall have any obligation to pursue any claim against any Seller, any of their respective Affiliates or any of their respective directors, officers, employees or other representatives other than for intentional fraud and (iii) the absence of coverage under the R&W Insurance Policy or the failure of the R&W Insurance Policy to be in full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect the liability of the Sellers, any of their respective Affiliates or any of their respective directors, officers, employees or other representatives under this Agreement.
(g)    No Indemnifying Party shall be liable for any Losses that are subject to indemnification pursuant to this Article X unless a written notice is delivered by the Indemnified Party to the Indemnifying Party with respect thereto prior to 5:00 P.M. on the final date pursuant to Section 9.1 or Section 9.2, as applicable. Notice from the Buyer to the Sellers of a claim against the R&W Insurance Policy shall constitute a valid written notice for the purposes of the tolling of the periods set forth in Section 9.1. Notwithstanding the foregoing, any claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.
Section 10.3    Indemnification Procedures. All claims for indemnification by any Indemnified Party under Section 10.1 will be asserted and resolved as follows:
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Company (other than Third Party Claims for Non-Acquired Business Liabilities), (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z)  is reasonably expected to be fully or partially covered by the R&W Insurance Policy or reduce the retention thereunder, if applicable. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim (other than Third Party Claims for Non-Acquired Business Liabilities) with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.3(b), pay, compromise, defend such Third Party Claim and seek indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim (other than Third Party Claims for Non-Acquired Business Liabilities), including making available (subject to the provisions of Section 6.1(c)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, if the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 10.3(a), the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim (at the Indemnified Party’s sole cost and expense) and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnifying Party may enter into any settlement in its sole discretion, with respect to any Third Party Claims for Non-Acquired Business Liabilities.
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 60 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 10.4    Tax Treatment of Indemnification Payments. Any indemnification payments made hereunder (including pursuant to Section 6.6 (Tax Matters)) shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes except as otherwise required by Law.
Section 10.5    Exclusive Remedies. Subject to Section 11.14, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X and Section 6.6. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from intentional fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X and Section 6.6. Nothing in this Section 10.5 shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s intentional fraud, criminal activity or willful misconduct or (ii) the Sellers’ ability to seek remedies pursuant to the terms and conditions of the Equity Commitment Letter.
Section 10.6    Waiver of Non-Reimbursable Losses. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING LOSSES: SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, IN EACH CASE OTHER THAN INTENTIONAL FRAUD, CRIMINAL ACTIVITY OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT THIS SECTION 10.6 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER LOSSES UNDER THIS ARTICLE X FOR ANY SUCH LOSSES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE X.
Section 10.7    Determination of Amount of Losses; Materiality; Mitigation. The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the Indemnified Party and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are actually realized or obtained by the Indemnified Party as a result of the events giving rise to the claim for indemnification. For purposes of determining the amount of Losses resulting therefrom, all “material”, “materiality”, “Seller Material Adverse Effect” and “Buyer Material Adverse Effect” shall be disregarded. Any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties.

Section 11.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.2 shall be void and without effect.
Section 11.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses. For the avoidance of doubt, the cost of the R&W Insurance Policy will be the sole cost and expense of the Buyer, and none of the Sellers nor any Company will have any liability with respect thereto.
Section 11.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 11.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 11.7    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, USA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.
Section 11.8    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or of the United States of America located in the State of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 11.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.10. The consents to jurisdiction set forth in this Section 11.8 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 11.9    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(b)    If there are any Proceedings arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, after the entry of a final written non-appealable order and if one or more Parties have prevailed in the dispute, those Parties shall be entitled to recover from the non-prevailing Party or Parties all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
Section 11.10    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by facsimile or e-mail (providing confirmation of transmission). Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is before 5:00 p.m. (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by facsimile or e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail or facsimile. All such notices, requests, claims, demands or other communications will be addressed as follows:
(a)    if to any Seller, to
American Midstream GP, LLC
2103 CityWest Blvd., Suite 800
Houston, Texas 77094
Attention: General Counsel
Facsimile: (713) 278-8870
Email: legal@americanmidstream.com
With a copy to (which shall not constitute notice):
Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, Texas 77002
Attention: Cliff W. Vrielink
Facsimile: (713) 495-7799
Email: cvrielink@sidley.com
(b)    if to the Buyer, to
IIF Blackwater Holdings, LLC
c/o J.P. Morgan Asset Management
270 Park Avenue, 7th Floor
New York, New York 10017
Attention: Amanda Wallace
Email: amanda.wallace@jpmorgan.com
With a copy to (which shall not constitute notice):

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Jillian Ashley
Facsimile: 212 610 6399
Email: Jillian.Ashley@AllenOvery.com
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.10 by any Party to the other Parties.
Section 11.11    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Sellers (and their respective successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and its successors and permitted assigns), with respect to the obligations of the Sellers under this Agreement. Except as provided in (i) Article IX and (ii) the terms and conditions of the Equity Commitment Letter (the provisions in clauses (i) and (ii), “Third-Party Provisions”), this Agreement and the other Transaction Documents shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.
Section 11.12    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 11.13    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 11.14    Specific Performance.
(a)    The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
(b)    Without limiting the general right to specific performance set forth in Section 11.14(a), each of the Parties acknowledges and agrees that, due to the nature of the Companies, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief.
(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
IIF BLACKWATER HOLDINGS, LLC

By: ______________________
Name:
Title:

[Signature Page to Equity Purchase Agreement]

SELLERS:
BLACKWATER INVESTMENTS, INC.

By: ______________________
Name:
Title:

AMERICAN MIDSTREAM, LLC

By: ______________________
Name:
Title:

[Signature Page to Equity Purchase Agreement]

Exhibit A
Form of Equity Commitment Letter
See attached.

A - 1

Exhibit B
Worksheet
See attached.

B - 1

Exhibit C
Form of Equity Transfer Documents
See attached.

C - 1

Execution Version

EXHIBIT 10.1

Exhibit D
Form of Non-Imputation Affidavit
See attached.

Execution Version

EXHIBIT 10.1

EQUITY COMMITMENT AGREEMENT

among

IIF BLACKWATER HOLDINGS, LLC,
as Buyer,

and

IIF US HOLDING 2 LP,
as Equity Provider,

Dated as of June 16, 2018

EQUITY COMMITMENT AGREEMENT
This EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of June 16, 2018, is made by and between IIF BLACKWATER HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”), and IIF US HOLDING 2 LP, a Delaware limited partnership (the “Equity Provider”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in that certain Equity Purchase Agreement, by and among Blackwater Investments, Inc. (“Blackwater Investments”), American Midstream, LLC (“AMID”, and together with Blackwater Investments, each a “Seller” and collectively the “Sellers”) and the Buyer, dated as of the date hereof (the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.
RECITALS:
WHEREAS, the Buyer has entered into the Purchase Agreement simultaneously herewith;
WHEREAS, subject to the terms and conditions of the Purchase Agreement, the Buyer has certain obligations under the Purchase Agreement, including, without limitation, to fund the Purchase Price;
WHEREAS, the Buyer is an indirect subsidiary of the Equity Provider; and
WHEREAS, it is a material inducement to the Sellers’ willingness to enter into the Purchase Agreement and consummate the transactions contemplated thereby that Buyer and Equity Provider enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I    Commitment.
The Equity Provider hereby irrevocably commits, subject to the terms and conditions set forth herein, to make, or cause to be made, an investment in cash in the Buyer, and cause the Buyer to receive, (a) on or prior to the Closing Date, an aggregate amount to enable the Buyer to fund: (i) the Purchase Price payable at the Closing, plus (ii) any premiums, underwriting fees and other costs payable in respect of the R&W Insurance Policy, plus (iii) any other financial obligations of the Buyer or amounts owed by the Buyer to the Sellers pursuant to the terms and conditions of the Purchase Agreement (collectively, the “Closing Payment Contribution”) and (b) the Termination Fee in accordance with Section 8.2(d) of the Purchase Agreement, if and when the Buyer becomes obligated to pay such amount (the “Termination Fee Contribution”, and together with the Closing Payment Contribution, as the context requires, the “Contribution”); provided that the Equity Provider shall not, under any circumstances, be obligated to contribute more than the Contribution to the Buyer. In no event shall the Equity Provider assume any additional liabilities under the Purchase Agreement or otherwise. The Equity Provider may effect its Contribution directly or indirectly (i) through one or more affiliates and/or (ii) through one or more non-affiliate co-investors designated by the Equity Provider, provided that no such designation shall relieve the Equity Provider of its obligations hereunder. The Contribution will be made in immediately available funds. Each of the Buyer and the Equity Provider acknowledges and agrees that the proceeds from the Closing Payment Contribution shall be used solely for the purpose of allowing the Buyer to fund, and solely to the extent necessary to fund, the amounts owed by the Buyer under the Purchase Agreement, as and when due, and subject to, and pursuant to the terms and conditions thereto.
ARTICLE II    Conditions. The Equity Provider’s commitment to make the Contribution hereunder shall be absolute, unconditional (other than as provided in Section 1) and present, and shall remain in full force and effect and binding upon and against the Equity Provider and its successors, endorsees, transferees, and assigns pursuant to the terms hereof.
ARTICLE III    Nature of Obligations.
Section 3.1    The Contribution is irrevocable on the part of the Equity Provider. By executing this Agreement, the Equity Provider acknowledges and agrees that it may not cancel, terminate or revoke this Agreement or its obligations hereunder. This Agreement shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected or impaired by: (i) the bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, or similar proceeding or dissolution of the Buyer or the Equity Provider; (ii) any merger or consolidation of the Equity Provider, the Buyer or any other entity or any sale, lease, or transfer of all or any of the assets of Equity Provider, the Buyer, or any other entity (and shall be binding upon the Equity Provider’s successors and assigns); (iii) any change in the legal or beneficial ownership, or the existence or structure as a partnership or other entity, of the Equity Provider or the Buyer; (iv) any winding up or dissolution of the Buyer; and (v) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, similar to the foregoing, which might otherwise constitute a legal or equitable defense which might otherwise limit recourse against the Equity Provider.
Section 3.2    The Equity Provider agrees that for so long as this Agreement is in place, the Equity Provider has an absolute and unconditional (other than as provided in Section 1) obligation to, and shall, pursuant to the terms hereof, honor its Contribution obligation immediately upon written request by the Buyer delivered to the Equity Provider (the “Contribution Notice”), without deduction, setoff, counterclaim or defense, by funding to an account designated in the

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Contribution Notice the Contribution amount or any lesser amount set forth in such Contribution Notice.
Section 3.3    The Equity Provider hereby unconditionally and irrevocably waives diligence, presentment, demand, protest and all notices whatsoever in respect of this Agreement.
Section 3.4    The Equity Provider warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Person otherwise may have against the Buyer or any other Person. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.
ARTICLE IV    Representations and Warranties.
The Equity Provider represents and warrants to the Buyer, that as of the date of this Agreement:
Section 4.1    Organization; Corporate Authority. It (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to own its assets and to carry on the business in which it is engaged and to execute, deliver and perform its obligations under this Agreement.
Section 4.2    Authorization; Enforceability; No Conflicts. The execution and delivery by the Equity Provider of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary partnership action and do not violate, breach or contravene (i) its Organizational Documents, or (ii) any law or contractual restriction binding on or affecting the Equity Provider or its properties except where such violation, breach or contravention, individually or in the aggregate, could not reasonably be expected to impair or delay the Equity Provider’s ability to perform its obligations under this Agreement in any material respect. This Agreement has been duly and validly executed and delivered by the Equity Provider, and constitutes the legal, valid and binding obligation of the Equity Provider, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). All authorizations, consents and approvals of any governmental authority or third party necessary for the execution, delivery or performance by the Equity Provider of this Agreement have been obtained and are in full force and effect.
Section 4.3    Adequate Capital. The Equity Provider has adequate capital and uncalled commitments to enable it to honor its obligations under this Agreement when due.

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ARTICLE V    Covenants.
So long as the Equity Provider has an obligation to make the Contribution under this Agreement, the Equity Provider shall:
Section 5.1    continue to own, directly or indirectly, a majority of the issued and outstanding equity interests in the Buyer;
Section 5.2    not (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 5(b), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; and
Section 5.3    as soon as practical and in any event no more than sixty (60) days after the occurrence thereof obtain a dismissal of any involuntary proceeding being commenced or an involuntary petition being filed seeking (i) liquidation, reorganization or other relief in respect of Equity Provider or its debts, or any substantial part of any its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Equity Provider or for a substantial part of any its assets.

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ARTICLE VI    Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement is not intended to, and does not, confer upon any person (other than the parties hereto) any rights or remedies hereunder or any rights to enforce the Contribution or any provision of this Agreement; provided, however, that Sellers shall be intended third party beneficiaries of the parties’ agreements herein and it is acknowledged and agreed that the Sellers may rely upon this Agreement (including, without limitation, Sections 1, 10 and 13) and shall have the right to enforce, on behalf of the Buyer, and may seek specific performance of, the Equity Provider’s obligations hereunder.
ARTICLE VII    Confidentiality. This Agreement shall be treated as confidential and is being provided to the Buyer solely in connection with the transactions contemplated by the Purchase Agreement. This Agreement may be provided to the Sellers and their respective directors, employees, advisors, representatives and agents by the Buyer, provided that the Buyer and the Sellers may only disclose the existence of this Agreement to any other person or entity in compliance with the Confidentiality Agreement.
ARTICLE VIII    Termination. This Agreement (except for Section 6 and Sections 8 through 15, which shall survive indefinitely), and the obligation of the Equity Provider to fund the Contribution, will terminate automatically and immediately upon the earliest to occur of (a) the Closing Date, provided that the Equity Provider has satisfied its obligations with respect to the Closing Payment Contribution on or prior to the Closing Date, and (b) the date on which the Purchase Agreement has been validly terminated in accordance with its terms and, to the extent such termination results in the Buyer’s obligation to pay the Termination Fee in accordance with Section 8.2(d) thereof, the Buyer has paid the Termination Fee to the Sellers.
ARTICLE IX    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Buyer covenants, agrees and acknowledges that no person other than the Equity Provider has any obligation hereunder.
ARTICLE X    Successors and Assigns. No assignment or transfer (by operation of law or otherwise) of any rights or obligations hereunder shall be permitted. Any purported transfer in violation of the preceding sentence shall be null and void. The Equity Provider may cause any entity to satisfy all or a portion of its equity contribution obligations hereunder, and any such payment shall be treated as though contributed by the Equity Provider and shall reduce the amount of the Equity Provider’s obligations hereunder dollar-for-dollar.
ARTICLE XI    Waivers.
Section 11.1    Waivers. No delay on the part of any party in exercising any of its rights hereunder, and no partial or single exercise thereof, shall constitute a waiver thereof.

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Section 11.2    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 11.3    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 11.4    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
Section 11.6    Specific Performance. The Equity Provider hereby (i) acknowledges that irreparable harm would occur in the event the provisions of this Agreement and the Purchase Agreement were not performed, (ii) irrevocably waives (x) any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it by or on behalf of Buyer for specific performance of the obligations of the Equity Provider hereunder and (y) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid or contrary to law or equity for any reason. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that in no event shall the Sellers, the Companies or any of their respective Affiliates be

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entitled to both specific performance of the funding of the Closing Payment Contribution and the Termination Fee Contribution.
ARTICLE XII    Section Headings.
The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.
ARTICLE XIII    Amendments.
This Agreement may be amended or modified only by an instrument in writing signed by all parties hereto and each of the Sellers.
ARTICLE XIV    Integration of Terms.
This Agreement contains the entire agreement among the Equity Provider and the Buyer relating to the subject matter of this Agreement and supersedes all oral statements and prior writings with respect hereto.
ARTICLE XV    Execution in Counterparts.
This Agreement may be executed in one or more duplicate counterparts, and when executed and delivered by all of the parties listed below, shall constitute a single binding agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be duly executed and delivered as of the day and year first written above.

IIF BLACKWATER HOLDINGS, LLC

By:
Name:
Title:	Authorized Signatory

IIF US HOLDING 2 LP

By:	IIF US Holding 2 GP, LLC, its general partner

By:
Name:
	Title:	Authorized Signatory

9

Accepted And Agreed As A Third Party Beneficiary:

BLACKWATER INVESTMENTS, INC.

By:
Name:
Title:

AMERICAN MIDSTREAM, LLC

By:
Name:
Title:

10

EXHIBIT B

WORKSHEET

This Worksheet sets forth a reasonably detailed calculation of the Purchase Price pursuant to Section 2.2 of the Agreement as if the Closing Date had occurred on December 31, 2017 and is for illustrative purposes only.

    Illustrative Purchase Price Adjustment Calculation

Base Purchase Price	$210,000,000
(+) Working Capital Excess	[-]
(-) Working Capital Deficit	($209,707)
(+) Closing Cash	$182,009
(-) Closing Indebtedness	[-]
(-) Capital Projects Expense	$(1,533,643)
(+) R&W Insurance Policy Adjustment	[-]
Estimated Purchase Price	$208,438,659

    Working Capital Calculation
For the Year Ended 12/31/17

Blackwater Midstream and AMID Terminaling Combined Working Capital
Accounts Receivable, Net	$2,812,473
Inventory	$12,356
Other Current Assets	$151,854
Total Current Assets	$2,976,683
Accounts Payable	($518,248)
Accrued Expenses & Other Current Liabilities	($718,142)
Total Current Liabilities	($1,236,390)
Net Working Capital	$1,740,293
Target Working Capital	($1,950,000)
Working Capital Excess / (Deficit)	($209,707)

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EXHIBIT C
ACTIVE 230341703

FORM OF
ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

This Assignment and Assumption of Membership Interests (this “Assignment”), dated as of [●], 2018 (the “Effective Date”), is entered into by and between American Midstream, LLC, a Delaware limited liability company (“Assignor”), and IIF Blackwater Holdings, LLC, a Delaware limited liability company (“Assignee”). Each of Assignor and Assignee is sometimes referred to herein as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, Assignor owns 100% of the membership interests (the “Acquired Interests”) of American Midstream Terminaling, LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company Agreement of the Company, effective as of November 19, 2015 (the “LLC Agreement”);

WHEREAS, Assignor and Assignee entered into that certain Equity Purchase Agreement dated as of June 16 , 2018 (the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, the Acquired Interests; and

WHEREAS, Assignor desires to assign all right, title and interest in and to the Acquired Interests to Assignee, together with all other interest of Assignor in and to the Company, and Assignee desires to accept such assignment, each in accordance with the terms and conditions of the Purchase Agreement and this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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AGREEMENTS

Section 1.Definitions. Capitalized terms used but not defined in this Assignment shall have the respective meanings assigned to such terms in the Purchase Agreement.
Section 2.    Assignment and Assumption. Effective immediately, Assignor does hereby irrevocably SELL, ASSIGN, CONVEY, TRANSFER AND DELIVER to Assignee all right, title, physical possession and interest in, to, of and under the Acquired Interests, and Assignee hereby accepts such assignment and, subject to the terms of the Purchase Agreement, assumes all obligations arising or accruing from and after the Effective Date with respect to the Acquired Interests. Assignor and Assignee acknowledge that this Assignment is permitted by Section 18-702(a) of the Delaware Limited Liability Company Act and is an absolute conveyance to the Assignee, free and clear of all Liens other than restrictions on transfer that may be imposed by state of federal securities Laws.
Section 3.    Terms of the Purchase Agreement. This Assignment is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Purchase Agreement. The Parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein and in accordance with the terms thereof. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. ASSIGNOR IS CONVEYING THE ACQUIRED INTERESTS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT.
Section 4.    Assignment. Neither this Assignment nor any right, interest or obligation hereunder may be assigned by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 4 shall be void and without effect.
Section 5.    Governing Law. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, USA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.
Section 6.    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or of the United States of America located in the State of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Assignment or any agreements contemplated hereby or thereby for any reason other than the failure to serve

13

process in accordance with this Section 6, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.10 of the Purchase Agreement. The consents to jurisdiction set forth in this Section 6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 6 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 7.    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS ASSIGNMENT OR ANY OTHER AGREEMENTS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ASSIGNMENT. IN THE EVENT OF LITIGATION, THIS ASSIGNMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(b)    If there are any Proceedings arising out of or relating to this Assignment or the transactions contemplated hereby, after the entry of a final written non-appealable order and if one Party has prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
Section 8.    Amendment. This Assignment may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties.
Section 9.    Captions. The headings in this Assignment are for convenience of reference only and do not constitute a part of this Assignment for any other purpose or in any way affect the meaning or construction of any provision of this Assignment.

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Section 10.    Severability. The provisions of this Assignment shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Assignment, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Assignment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.    Counterparts. This Assignment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Assignment transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
[Signature Pages Follow]

15

IN WITNESS WHEREOF, this Assignment has been duly executed and delivered by a duly authorized person of each Party as of the Effective Date.

ASSIGNOR:

AMERICAN MIDSTREAM, LLC

By:
Name:
Title:

ASSIGNEE:

IIF BLACKWATER HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT C
ACTIVE 230341703
FORM OF
IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, BLACKWATER INVESTMENTS, INC., a Delaware corporation, hereby sells, assigns and transfers unto IIF Blackwater Holdings, LLC, a Delaware limited liability company (“Assignee”), ten thousand (10,000) shares of Common Stock, par value $0.001 per share, of BLACKWATER MIDSTREAM CORP., a Nevada corporation (the “Corporation”), represented by Certificate No. 002 delivered to Assignee herewith, and does hereby irrevocably appoint [___________________] as attorney-in-fact to transfer said shares on the books of the Corporation with full power of substitution in the premises.

Dated: ____________________, 2018
BLACKWATER INVESTMENTS, INC.

    By:
        [Name]
        [Title]

EXHIBIT D

NON-IMPUTATION AFFIDAVIT – ARTIFICIAL PERSON

[State / Commonwealth] of [affiant’s locale]    )
) ss.
[County / Parish / City] of [affiant’s locale]    )

The undersigned, after being first duly sworn, states as follows:

1.
That (s)he is [name of natural person who is entity officer or other authorized signer] (“Affiant”), is of legal age, has personal knowledge of the facts stated herein, and is familiar with the condition, maintenance, operation, and use of the Property (as defined below).

2.
That (s)he is the duly incumbent [title / capacity of Affiant] of Blackwater Investments, Inc. (the “Company”), and in this capacity is authorized to execute this affidavit and agreement on behalf of the Company.

3.
That to the knowledge of [Blackwater Harvey, L.L.C.][Blackwater New Orleans, L.L.C.] (the “Titleholding Entity”), the Titleholding Entity owns the interests in land described in Schedule A of the title commitment or preliminary report (the “Commitment”) bearing file number [insert file number] (the “Property”).

4.
That in connection with the acquisition by [IIF Blackwater Holdings, LLC] of the equity interests of Blackwater Midstream Corp., the owner of 100% of the equity interests in Titleholding Entity, First American Title Insurance Company (“First American”) has been requested to include a non-imputation endorsement as part of the owner’s policy of title insurance to be issued pursuant to the Commitment.

5.
The Title holding Entity has not entered into any unrecorded deed, contract, lease, option to purchase, right of first offer or refusal, mortgage or deed of trust affecting title to the Property and not shown as a specific exception in the Commitment.

6.	INTENTIONALLY OMITTED.

7.	INTENTIONALLY OMITTED.

8.	INTENTIONALLY OMITTED.

9.
That an independent examination of the business records of each of the Titleholding Entity and the Company would reveal that the respective records of each are complete and in good order, and would not disclose or suggest the existence of any unrecorded legal or equitable interests not shown as a specific exception in the Commitment.

10.	INTENTIONALLY OMITTED.

11.
That Affiant makes this affidavit for the purpose of inducing First American to include the non-imputation endorsement described above, with the knowledge that First American will rely on this affidavit and would not issue such endorsement without having first received this affidavit.

12.
That Affiant acknowledges that he/she has read the foregoing and fully understands the legal ramifications of any misrepresentation and/or untrue statements made herein. However, Affiant is executing this affidavit solely in his/her capacity as the [title / capacity of Affiant] of the Company and not in his/her individual capacity. Accordingly, Affiant will have no personal liability (monetary or otherwise) to First American hereunder.

The undersigned certifies under penalty of perjury that the foregoing is true and correct.

_____________________________________

                            Name of Affiant:

Subscribed and sworn to before me this _____ day of ______________, 2018.
______________________________

Notary Public

My Commission Expires: __________________

Indemnification

Blackwater Investments, Inc. hereby agrees to indemnify First American from any loss, liability, claim or demand incurred by First American which arises from any falsehood in the statements set forth in the foregoing affidavit and which results in a matter for which First American has the obligation to defend or indemnify its insured as a result of the non-imputation endorsement described above.

BLACKWATER INVESTMENTS, INC.

a ____________________ By: ____________________________ Officer Name: ____________________________ Title: ____________________________ Date: ____________________________

BUYER:

IIF BLACKWATER HOLDINGS, LLC

By: ______________________
Name: Andrew D. Kapp
Title: Authorized Signatory

[Signature Page to Equity Purchase Agreement]

SELLERS:

BLACKWATER INVESTMENTS, INC.

By:
Lynn L. Bourdon III
President and Chief Executive Officer

AMERICAN MIDSTREAM, LLC

By:
Lynn L. Bourdon III
President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]